UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RTI SURGICAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI SURGICAL HOLDINGS, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of RTI Surgical Holdings, Inc., which will be held on Monday, April 29, 2019, at 10:00 a.m., local time, at our offices at 11621 Research Circle, Alachua, Florida 32615.

The notice and proxy statement accompanying this letter contain details of the business to be conducted at the meeting. You are being asked to: (i) elect seven directors to serve for the ensuing year; (ii) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”) and (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you plan to attend the meeting, it is important that your shares be represented. We hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or by mailing the enclosed proxy card. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on each of your voting options described in this proxy statement.

Thank you for your ongoing support of, and continued interest in, RTI Surgical Holdings.

Very truly yours,

Camille I. Farhat
President and Chief Executive Officer

March 25, 2019

RTI SURGICAL HOLDINGS, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RTI Surgical Holdings, Inc. will be held on Monday, April 29, 2019, at 10:00 a.m., local time, at our offices at 11621 Research Circle, Alachua, Florida 32615. We are holding this Annual Meeting:

(1)

To elect seven directors, Camille I. Farhat, Jeffrey C. Lightcap, Thomas A. McEachin, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis, to serve on our Board of Directors and hold office until the next Annual Meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”);

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions in this proxy statement on how to vote your shares over the internet, by telephone, or by mailing the enclosed proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted, and your broker, bank or similar organization is required to vote those shares in accordance with your instructions. If you do not give instructions to your brokerage firm, bank or similar organization, you will lose your vote with respect to all “non-routine” matters, which, for purposes of the Annual Meeting, are Proposals 1 (election of directors), and 2 (say on pay). Proposal 3 (ratification of independent registered public accounting firm), on the other hand, is a “routine” matter, which allows your broker, bank or similar organization to vote your shares on your behalf. This means that if you do not give instructions to your brokerage firm, bank or similar organization with respect to the election of directors, and the say on pay vote, you will not be able to vote your shares as to such matters. We urge you to instruct your brokerage firm, bank or other similar organization, to vote your shares as recommended by your Board of Directors on the proxy or voting instruction card.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1; AND (ii) “FOR” PROPOSALS 2 AND 3.

Only stockholders of record at the close of business on March 14, 2019 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For more information and up-to-date postings, please go to our website, www.proxydocs.com/RTIX.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Jonathon M. Singer
Chief Financial and Administrative Officer, Corporate Secretary

Deerfield, Illinois

March 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be Held on April 29, 2019

This notice of Annual Meeting of Stockholders and proxy statement, the form of proxy card, along with our 2018 annual report to stockholders, are available free of charge at the following website: www.proxydocs.com/RTIX.

PROXY STATEMENT

-i-

RTI SURGICAL HOLDINGS, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held on Monday, April 29, 2019 at 10:00 a.m., local time, at our offices at 11621 Research Circle, Alachua, Florida 32615.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2018 Annual Report are first being filed with the Securities and Exchange Commission (the “SEC”), and then distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about March 25, 2019. These materials are available at www.proxydocs.com/RTIX in a manner that does not infringe on the anonymity of the person accessing such website.

Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Who is entitled to vote?

Only holders of record of our common stock, par value $0.001 per share (“common stock”), and Series A convertible preferred stock, par value $0.001 per share (“preferred stock”), at the close of business on March 14, 2019 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Holders of our common stock and our preferred stock (on a fully converted basis) vote together as a single class on all matters. In this proxy statement we refer to our common and preferred stock collectively as “voting stock.”

How many shares are eligible to be voted?

At the Annual Meeting, the equivalent of 85,559,845 shares of our common stock will be entitled to vote.

As of the record date there were 73,569,438 shares of common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting (excluding treasury shares).

In addition, as of the record date there were 50,000 shares of preferred stock outstanding. Holders of our preferred stock are entitled to vote on all matters at the Annual Meeting together with our common stock on an as-converted basis at a conversion price of $4.39 per share. As of the record date, our outstanding preferred stock, including any accrued and unpaid dividends, was convertible into 15,152,761 shares of common stock of which 11,990,407 convertible shares of common stock are entitled to vote.

The holders of a majority of the outstanding shares of common stock and preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting, either present in person or represented by proxy, will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the Annual Meeting?

We are holding the Annual Meeting in order to: (1) elect seven directors for the ensuing year; and (2) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”); and (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the seven director nominees identified in this proxy statement to hold office until the next Annual Meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of shares of voting stock, voting in person or by proxy at the meeting, meaning that the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR all nominees as listed in “Proposal 1 – Election of Directors,” beginning on page 6 of this proxy statement.

2. What are my voting choices when voting to approve (on an advisory basis) the compensation of our named executive officers (the “say on pay” vote) and what vote is needed to approve this proposal?

In connection with the “say on pay” proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The favorable vote of a majority of the shares having voting power present in person or represented by proxy at the meeting will be required for the approval of this proposal. A properly executed proxy marked “Abstain” with respect to the “say on pay” proposal will have the same effect as a vote against such proposal. Broker non-votes will not affect the outcome of the vote.

The “say on pay” vote is an advisory vote on the compensation of our named executive officers, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

3. What are my voting choices when voting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and what vote is needed to approve this proposal?

In connection with the auditor ratification proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The favorable vote of a majority of the shares having voting power present in person or represented by proxy at the meeting will be required for the approval of this proposal. A properly executed proxy marked “Abstain” with respect to the auditor ratification proposal will have the same effect as a vote against such proposal. The auditor ratification proposal is a routine matter and may be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners

If the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card intend to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the persons designated as proxies on the enclosed proxy card will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•	By Internet-Stockholders of record with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on April 28, 2019. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•

By Telephone-Stockholders of record who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on April 28, 2019. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•

By Mail-Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How will the votes be tabulated?

The inspector of elections appointed for the Annual Meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether a quorum is present.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy; (2) giving a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

Proposals 1 and 2 are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Proposal 3 is a discretionary item and may be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?

There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting and will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board currently consists of ten directors. After the Annual Meeting, the Board will consist of nine directors. Pursuant to the terms of our Preferred Stock, two directors have been appointed by Water Street Healthcare Partners (“Water Street”), our largest stockholder. The remaining seven directors are elected by holders of our common stock and preferred stock voting together as a single class. The Vice Chairman of the Board, Dr. Gearen, will not stand for re-election.

At this year’s Annual Meeting, you will be asked to elect all directors (other than the directors appointed by Water Street, if any) for one-year terms.

Director Nominees for Election

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are as follows: Mr. Farhat; Mr. Lightcap; Mr. McEachin; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis. Mr. Lightcap was recommended for nomination by a security holder of the Company, PS Spine Holdco, LLC (“PS Spine”). Vice Chairman of the Board Dr. Gearen will not stand for re-election and the Company thanks him for his 20 years of Board service.

If elected at the Annual Meeting, the nominees will serve a one-year term until the 2020 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the person named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of Mr. Farhat; Mr. Lightcap; Mr. McEachin; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

Director Qualifications and Biographical Information

The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size to our Company and in areas relevant to the strategy and operations of our Company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our Company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends. The Nominating and Governance Committee has adopted criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity; exceptional ability and judgment; candor; analytical skills; the willingness to engage management and each other in a constructive and collaborative fashion; and the ability and commitment to devote significant time and energy to service on the Board of Directors and its Committees. The Nominating and Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees and other remaining directors bring a diverse range of perspectives to the deliberations of the Board of Directors. Except for Mr. Farhat, each of the current year nominees is also independent of the Company and management. We believe the atmosphere of our Board of Directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board of Directors and other corporate governance matters, see the sections captioned “Corporate Governance—Board of Directors” and “—Director Nomination Process” beginning on page 17 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Camille I. Farhat.	49	2017	Mr. Farhat joined RTI Surgical as President and Chief Executive Officer in March 2017. Mr. Farhat’s experience is built from extensive work across multiple companies in ten countries and nine industries, including experience in the healthcare industry globally spanning pharmaceuticals, implantable devices, capital equipment, consumables and services. During 2016 and until he became our President and Chief Executive Officer in March 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. Prior to that, Mr. Farhat was President and Chief Executive Officer of American Medical Systems (AMS) from 2012 to 2015. Prior to AMS, Mr. Farhat advanced several business segments for Baxter International, serving as Global General Manager of Baxter Pharmaceuticals & Technologies from 2008 to 2011 and Global General Manager of Global Infusion Systems from 2006 to 2008. Prior to Baxter Pharmaceuticals & Technologies, Mr. Farhat was Vice President of Business Development at Medtronic, and previously Global General Manager of Medtronic’s gastroenterology and urology divisions from 2003 to 2006. Earlier in his career, Mr. Farhat gained executive and leadership experience during his thirteen years at General Electric. Mr. Farhat earned a Master of Business Administration from Harvard University, a degree in European Union Studies from Institut National d’Etudes Politiques de Paris and graduated summa cum laude from Northeastern University with a bachelor’s degree in international finance and accounting. Mr. Farhat serves on the Board of Directors of ADVAMED (the Advanced Medical Technology Association), the Board of Directors of Cardiac Science, and Northwestern University’s Cerebrovascular Neurosurgery Advisory Council. Mr. Farhat brings to the Board significant experience revitalizing and profitably growing global businesses within the health care industry.

Director	Age	Year First Became Director	Business Experience
Jeffrey C. Lightcap.	60	2019	Mr. Lightcap joined the Board of Directors on March 8, 2019. Since mid-2006, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP, a growth equity investor focused on late stage venture and early commercial stage healthcare companies in the diagnostic, therapeutic and med tech, sectors. From 1997 to mid-2006, Mr. Lightcap served as a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, from 1993 to 1997, Mr. Lightcap served as a Managing Director at Merrill Lynch & Co., Inc. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook in 1981 and in 1985 received an MBA from the University of Chicago. Mr. Lightcap currently also serves as Chairman of the Board of Directors at Corindus Vascular Robotics, Inc. (NYSE: CVRS), a precision vascular robotics company and serves as a director of the following companies: Heartflow Inc., a medical technology company redefining the way heart disease is diagnosed and treated; CareView Communications, Inc. (OTCQB: CRVW), a healthcare technology company; KellBenx, Inc., a prenatal diagnostic technology company; and Practice Partners in HealthCare, a privately-held company specializing in management and operation of ambulatory surgical centers. Mr. Lightcap’s experience navigating the reimbursement landscape and advancing access to medical devices with substantial clinical data and high-growth potential and his leadership skills exhibited throughout his career make him well-qualified to serve as one of the Company’s directors.

Thomas A. McEachin	66	2015	Mr. McEachin joined the Board of Directors in December 2015. He has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008 to 2012, first as Vice President, Finance from 2008 to 2011, and then as Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served United Technologies and its subsidiaries in various finance capacities. Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation from 1986 to 1997 and Xerox Corporation from 1975 to 1986. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University. Mr. McEachin’s finance and executive

Director	Age	Year First Became Director	Business Experience
			management experience provides our Board of Directors with valuable financial reporting, compliance, accounting and controls, and corporate governance experience. Mr. McEachin also qualifies as an “Audit Committee Financial Expert.”

Mark D. Stolper	47	2017	Mr. Stolper joined the Board of Directors in March 2017. He has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., the largest owner and operator of freestanding medical diagnostic imaging centers, since July 2004, and he previously served as a member of the Board of Directors of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations as follows: from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc.; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak; and in 1999, Mr. Stolper co-founded Broadstream Capital Partners. Mr. Stolper has served on the Board of Directors, Compensation Committee and Audit Committee of Rotech Healthcare since February 2016. Previously, Mr. Stolper served as a member of the Board of Directors of the following companies: On Track Innovations, Ltd. from 2012 until 2016; Surgical Solutions LLC from 2015 to February 2017; Alco Stores, Inc. from 2014 to 2015; Compumed, Inc. from 2008 to 2014; and Physiotherapy Associates from 2013 to 2016. Mr. Stolper graduated with a liberal arts degree from the University of Pennsylvania and a finance degree from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. Mr. Stolper’s financial background in life sciences (particularly as a sitting Chief Financial Officer of a publicly-traded company), extensive experience in serving on boards of directors of both public and private companies, and broad mergers and acquisitions experience qualify him to serve on our Board of Directors.

Director	Age	Year First Became Director	Business Experience
Paul G. Thomas	63	2016	Mr. Thomas joined the Board of Directors in June 2016. He has served as the Founder and Chief Executive Officer of Prominex, a point-of-care molecular diagnostic company focused on infectious diseases since January 2018. Prior to Prominex, he served as Founder, Chief Executive Officer and President of Roka Bioscience, a molecular diagnostics company focused on food safety applications, from September 2009 until January 2017. Mr. Thomas previously served as Chairman, Chief Executive Officer and President of LifeCell Corporation, a publicly traded regenerative medicine company, from 1998 until it was acquired by KCI in 2008 in a transaction valued at $1.8 billion. Mr. Thomas previously held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas currently serves on the Boards of Abiomed. Mr. Thomas formerly served on the Board of Directors of Roka Bioscience and Aegerion Pharmaceuticals. Mr. Thomas received his M.B.A. degree from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont. Mr. Thomas’s extensive leadership experience with companies in the life science industry qualifies him to serve as a member of our Board of Directors. In addition, we regard Mr. Thomas’s experience as a Chief Executive Officer to be of great importance to the Company in providing a broad perspective of the industry, as well as management issues.

Nicholas J. Valeriani	62	2016	Mr. Valeriani joined the Board of Directors in June 2016. He retired as the Chief Executive Officer of West Health, The Gary and Mary West Health Institute, an independent nonprofit medical research organization that works to create new and more effective ways of delivering healthcare at lower costs, a position he held until 2015. Previously, Mr. Valeriani served 34 years in key positions at Johnson & Johnson, including Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics from 2009 to 2012; Vice President, Office of Strategy and Growth from 2007 to 2009; Worldwide Chairman, Medical Devices and Diagnostics from 2005 to 2007; and Corporate Vice President, Human Resources from 2003 to 2005. Mr. Valeriani also served on the Executive Committee

Director	Age	Year First Became Director	Business Experience
			of Johnston & Johnson during his tenure. Mr. Valeriani currently serves on the Board of Directors of Edwards Lifesciences Corp., SPR Therapeutics, Inc, and AgNovos Healthcare, LLC. Mr. Valeriani received a Bachelor’s Degree in Industrial Engineering and a Master of Business Administration from Rutgers University. Mr. Valeriani’s experience in the global medical device industry and his leadership in the areas of strategy, growth and human resources qualifies him to serve on our Board of Directors.

Shirley A. Weis	65	2014	Ms. Weis joined the Board of Directors in October 2014. She is president of Weis Associates, LLC, a consulting firm focused on healthcare management, strategic planning and leadership development, and emerita Vice President & Chief Administrative Officer of Mayo Clinic. Ms. Weis has worked at Mayo Clinic in many different capacities since 1995, but, most recently, she was charged with overseeing the operations of 87 corporations that make up the Mayo Clinic system, including a 57,000 member staff. Ms. Weis was a member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors. Ms. Weis currently holds a position on the Board of Directors of Sentry Insurance Company where she is a member of the Audit, Finance and Compensation Committees. She recently joined the board of The Medical Memory, LLC and serves on the Compensation Committee. Ms. Weis is Professor of Practice in the W.P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University. Ms. Weis graduated with a master’s degree in management from Aquinas College and received an honorary doctor of science degree from Michigan State University. Ms. Weis’s background at the Mayo Clinic provides our Board of Directors with valuable healthcare and business strategy from the perspective of a purchaser of medical products. In addition, she has significant consulting and management experience, which has enabled her to provide valuable insight to our Board of Directors.

Director	Age	Year First Became Director	Business Experience
PREFERRED DIRECTORS (APPOINTED BY HOLDERS OF PREFERRED STOCK)

Curtis M. Selquist	74	2013	Mr. Selquist joined the Board of Directors pursuant to the Investment Agreement by and between the Company and WSHP Biologics Holdings, LLC, an affiliate of Water Street Healthcare Partners, in July 2013 (the “Investment Agreement”). He has served as the Chairman of the Board of Directors since February 2016. Mr. Selquist has been an Operating Partner at Water Street, a strategic investor focused exclusively on the healthcare industry, since April 2007. Mr. Selquist has led and grown a number of global healthcare businesses during a distinguished 35-year career at Johnson & Johnson. Prior to joining Water Street, he was the Company Group Chairman of Johnson & Johnson Medical and Johnson & Johnson Healthcare Systems. Mr. Selquist also served as President of Johnson & Johnson Latin America. He was subsequently appointed Worldwide President of Johnson & Johnson, Merck Consumer Pharmaceuticals and Company Group Chairman, responsible for Johnson & Johnson Medical. Mr. Selquist was the founding Chairman of the Global Healthcare Exchange. He also served as Chairman of the National Alliance for Health Information Technology, and as a board member of the National Quality Forum. Mr. Selquist also chaired the National Quality Forum Leadership Network. Mr. Selquist serves as the Lead Director of Breg, Inc. (a manufacturer of medical braces and splints). He is also a Director of Temp Time, Inc. (a cold chain temperature monitoring business) where he serves as Chair of the Board, Chair of the Compensation Committee and a member of the Audit Committee. He was a Director of Health Fitness Corporation (a provider of health management and corporate fitness solutions) from 2007-2010, where he served on the Compensation Committee and Strategy Committee as Chair. He received a bachelor’s degree in Finance and Management from Bradley University. We believe that Mr. Selquist’s experience in the healthcare industry and numerous leadership positions qualifies him to be the Chairman of our company.

Director	Age	Year First Became Director	Business Experience
Christopher R. Sweeney	44	2015	Mr. Sweeney joined the Board of Directors in October 2015 pursuant to the Investment Agreement. Mr. Sweeney has been employed by Water Street, a strategic investor focused exclusively on the healthcare industry, since 2005, serving initially as a principal and, since 2010, as a partner. Prior to joining Water Street, Mr. Sweeney was employed in various capacities with Cleary & Oxford, a middle market healthcare investment firm, from 1997-2005, ultimately serving as a principal. Mr. Sweeney holds a degree from Williams College. We believe that his investment banking experience as an investor in healthcare companies qualifies him to provide valuable insight to our Board of Directors.

DIRECTORS NOT STANDING FOR RE-ELECTION

Peter F. Gearen, M.D.	69	1998	Dr. Gearen joined our Board of Directors in 1998 and was appointed Vice Chairman of the Board of Directors in February 2016. Dr. Gearen retired from practice on June 30, 2012. Dr. Gearen was an Associate Professor of Orthopedics at the University of Florida College of Medicine from 1993 to 2012. Dr. Gearen also was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman on June 30, 2010. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School. Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a former practicing orthopedic surgeon, is knowledgeable about our products and the orthopedic products market in general. Dr. Gearen will not be standing for re-election at the Annual Meeting.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the highest number of votes cast shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority,” your vote will not count either for or against the nominee.

Board Recommendation

The Board of Directors deems the election of each of the nominees listed above as directors to be in the best interests of RTI Surgical Holdings, Inc. and its stockholders, and recommends a vote “FOR” the election of the nominees.

CORPORATE GOVERNANCE

Our Board of Directors believes that corporate governance should play a significant role in maximizing stockholder value in a manner consistent with legal requirements and high standards of integrity. Our Board of Directors adheres to certain corporate governance practices that the Board and management believe promote this purpose and reflect our values.

Board of Directors

Members and Director Independence

Our current Board of Directors currently consists of ten members: Camille I. Farhat, Peter F. Gearen, M.D., Jeffrey C. Lightcap, Thomas A. McEachin, Curtis M. Selquist, Mark D. Stolper, Christopher R. Sweeney, Paul G. Thomas, Nicholas J. Valeriani and Shirley A. Weis. Our Board has determined that each of our current directors and each of our nominees, except for Mr. Farhat, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Accordingly, if the seven nominees to serve as directors are elected at the Annual Meeting, our Board of Directors will consist of nine members, eight of whom qualify as an “independent director.” The Vice Chairman of the Board, Dr. Gearen, will not stand for re-election.

Agreement with Krensavage

On March 14, 2017, the Company entered into an agreement with one of its stockholders, Krensavage Asset Management, LLC (“Krensavage”). Under this agreement, the Company agreed, among other things, that Mr. Stolper will be nominated to be elected to the Board at the meetings of the stockholders held May 16, 2017 and April 30, 2018. While not required under the March 14, 2017 agreement with Krensavage, Mr. Stolper has been nominated to be elected to the Board of Directors at this 2019 Annual Meeting.

Agreement with PS Spine Holdco, LLC

On March 8, 2019, we consummated the transaction contemplated by that certain Master Transaction Agreement, dated November 1, 2018, by and among the Company, PS Spine, Bears Holding Sub, Inc., and Bears Merger Sub, Inc. (the “Master Transaction Agreement”). The Master Transaction Agreement provides that until the later of: (i) December 31, 2022, and (ii) the time at which PS Spine owns less than 10% of the Company’s outstanding common stock (assuming the conversion of all of the Company’s outstanding convertible preferred stock into Company common stock), PS Spine will be entitled to nominate one director to the Board of Directors (the “Designated Director”), as mutually agreed by the Company and PS Spine.

The Master Transaction Agreement also provides that, at each meeting of the Company’s stockholders at which the election of directors is considered, the Company will nominate the Designated Director for election to the Board of Directors, solicit proxies from the Company’s stockholders in favor of the election of such Designated Director and use its reasonable best efforts to cause such Designated Director to be elected to the Board of Directors, including voting all unrestricted proxies in favor of the election of such Designated Director, recommending approval of such Designated Director’s election to the Board of Directors and not taking any action designed to diminish the prospects of such Designated Director being elected to the Board of Directors. The Company and PS Spine have agreed that Mr. Lightcap will be the Designated Director for the purposes of the Annual Meeting.

The Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, compliance, and other risks. The Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, management succession planning, policy matters, significant litigation and regulatory exposures, the direction, appropriateness of investment, and adequacy of progress of the Company’s science and technology programs and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial infrastructure, investment guidelines and credit and liquidity matters. In addition, our programs and policies relating to legal and ethical compliance, quality, safety, environmental assurance, cyber security and information technology security programs.

Nominating and Governance Committee	Risks and exposures associated with director succession planning, corporate healthcare compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Selquist currently serves as our Chairman and Mr. Farhat serves as our President, Chief Executive Officer and a member of the Board of Directors. While we believe this structure is currently the most effective for our company at this time, the Board of Directors has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that, in our circumstances, there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board of Directors believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, oversees the process pursuant to which directors receive appropriate and timely information, assists the Chairpersons of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Bylaws or as requested by the Board from time to time.

Board Meetings

During 2018, the Board of Directors held ten meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings, the Nominating and Governance Committee held five meetings and the Science and Technology Committee did not meet in 2018. All directors attended at least 75% of all Board of Directors and applicable Committee meetings. The Board of Directors also holds executive sessions of the non-management members of the Board of Directors at least once per quarter. All members of the Board of Directors attended last year’s Annual Meeting of Stockholders.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee which assist our Board of Directors in discharging its responsibilities. The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Name	Audit	Compensation	Nominating and Governance	Science and Technology
Camille I. Farhat	—	—	—	—
Peter F. Gearen (I)(1)	—	—
Jeffrey C. Lightcap (2)	—	—	—	—
Thomas A. McEachin (I)		—	—	—
Curtis M. Selquist (I)	—	—		—
Mark D. Stolper (I)			—	—
Christopher R. Sweeney (I)	—	—	—	—
Paul G. Thomas (I)	—
Nicholas J. Valeriani (I)	—		—
Shirley A. Weis (I)			—	—

Committee Chair
Member
(I)	Independent director

(1)	Dr. Gearen is not standing for re-election at this year’s Annual Meeting.

(2)	Mr. Lightcap joined the Board of Directors on March 8, 2019.

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope and the results of the annual audit, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews financial statements and related documents filed with the Securities and Exchange Commission. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and is able to read and understand consolidated financial statements and that Mr. McEachin qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. During 2018, our Audit Committee met five times. The charter of the Audit Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. In addition, each member of the Compensation Committee is a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met five times during 2018. The charter of the Compensation Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at Annual Meetings of the Stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its oversight of the corporate governance of the Company, including the Company’s Corporate Compliance and Ethics Program. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. Our Nominating and Governance Committee met five times in 2018. The charter of the Nominating and Governance Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Science and Technology Committee

Our Science and Technology Committee reviews our annual research and product development plans and progress in connection with those plans. Due to the company’s focus on acceleration of growth and the contribution of R&D, all topics typically addressed by the Science and Technology Committee were handled by the full Board in 2018. As a result, the Science and Technology Committee did not separately meet in 2018. The charter of the Science and Technology Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Director Nomination Process

Director Qualifications. The Nominating and Governance Committee has adopted broad, general criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements, but has not formally established any specific qualifications, qualities or skills that must be met by each candidate for the Board of Directors. We seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the Company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees. The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board of Directors, executive officers and individuals personally known to members of the Board of Directors. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations. Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any qualified candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. To submit recommendations, stockholders must follow the procedures set out in the section captioned “Stockholder Proposals” beginning on page 62 of this proxy statement.

Review of Director Nominees. In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors’ membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the Company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. Our Nominating and Governance Committee takes into account diversity in professional experience, skills and background in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

Board and Committee Self-Evaluations

The Board of Directors conducts an annual self-evaluation to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from Directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessment focuses on the Board’s contribution to the Company and on areas in which the Board believes that the Board or any of its committees could improve.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Corporate Secretary at our office at 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015. Any such communication must contain: (i) a representation that the stockholder is a holder of record of stock of the Company; (ii) the name and address, as they appear on our records, of the stockholder sending such communication; and (iii) the number of our shares that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Chairman of the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Vice President of Finance, Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During 2018, Ms. Weis, Mr. Stolper, Mr. Thomas, and Mr. Valeriani served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2018 or had any other relationship with us requiring disclosure. None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2018, the Reporting Persons timely filed all reports they were required to file under Section 16(a) except that Mr. Farhat inadvertently filed one Form 4 late, reporting 2 transactions.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s current executive officers on the date of this Proxy Statement are identified below.

Name	Age	Title
Camille I. Farhat	49	President and Chief Executive Officer; Director
Jonathon M. Singer	55	Chief Financial and Administrative Officer, Corporate Secretary
John N. Varela	52	Executive Vice President, Global Operations
Olivier M. Visa	50	Vice President, OEM, Sports and Donor Services
Johannes W. Louw	45	Vice President, Financial Planning and Analysis
Ryan M. Bartolucci	37	Vice President, Finance and Corporate Controller

Camille I. Farhat joined RTI Surgical as President and Chief Executive Officer in March 2017. Mr. Farhat’s experience is built from extensive work across multiple companies in ten countries and nine industries, including experience in the healthcare industry globally spanning pharmaceuticals, implantable devices, capital equipment, consumables and services. During 2016 and until he became our President and Chief Executive Officer in March 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. Prior to that, Mr. Farhat was President and Chief Executive Officer of American Medical Systems (AMS) from 2012 to 2015. Prior to AMS, Mr. Farhat advanced several business segments for Baxter International, serving as Global General Manager of Baxter Pharmaceuticals & Technologies from 2008 to 2011 and Global General Manager of Global Infusion Systems from 2006 to 2008. Prior to Baxter Pharmaceuticals & Technologies, Mr. Farhat was Vice President of Business Development at Medtronic, and previously Global General Manager of Medtronic’s gastroenterology and urology divisions from 2003 to 2006. Earlier in his career, Mr. Farhat gained executive and leadership experience during his thirteen years at General Electric. Mr. Farhat earned a Master of Business Administration from Harvard University, a degree in European Union Studies from Institut National d’Etudes Politiques de Paris and graduated summa cum laude from Northeastern University with a bachelor’s degree in international finance and accounting. Mr. Farhat serves on the Board of Directors of ADVAMED (the Advanced Medical Technology Association), the Board of Directors of Cardiac Science, and Northwestern University’s Cerebrovascular Neurosurgery Advisory Council.

Jonathon M. Singer was named Chief Financial and Administrative Officer in September 2017, and Corporate Secretary in November 2017. Mr. Singer previously served as a member of the Board of Directors from May 2016 to September 2017. Mr. Singer previously served as Chief Financial Officer of Sagent Pharmaceuticals from 2011 until 2017, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Mr. Singer was Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. from 2006 to 2011. From 2004 to 2006, Mr. Singer served as Vice President of Global Finance and Chief Financial Officer of the Medial Segment for Teleflex Inc. Prior to 2004, Mr. Singer worked in various capacities for R.R. Donnelley & Sons Company, Cardinal Health Inc., and KPMG LLP. Mr. Singer is a certified public accountant and received a Bachelor’s Degree in Business Administration from Miami University in Ohio and a Master’s Degree from Northwestern University’s Kellogg Graduate School of Management.

John N. Varela was named Executive Vice President, Global Operations in January 2017. Mr. Varela joined RTI in July 2014 as Vice President, U.S. Operations to oversee all aspects of U.S. manufacturing and distribution. In December 2014, he assumed additional responsibilities to oversee information technology, including SAP, and became an executive officer effective January 1, 2015. Prior to joining RTI, Mr. Varela was the Director of Operations for Heraeus Electro-Nite, Inc. (a company involved in the measurement, monitoring and control of molten metals) from September 2011 to July 2014. Before joining RTI, Mr. Varela had more than twelve years of experience in the medical device industry with such companies as Teleflex Medical from 2004 to 2008 and Accellent, Inc. from 2008 to 2011. In his role at Accellent, Mr. Varela served as Director of Operations implementing lean principles to transform manufacturing flow and improve delivery performance. Mr. Varela spent the early part of his career with General Electric and Phillips Lighting Company. He has over thirty years of experience in various leadership positions within manufacturing and supply chain industries. Mr. Varela earned a bachelor’s degree in mechanical engineering from The Pennsylvania State University and a master’s degree in environmental engineering from Drexel University. He has also earned his Six Sigma Master Black Belt and is certified in Production and Inventory Management.

Olivier M. Visa was named Vice President, OEM and sports in September 2017. Mr. Visa has 25 years of commercial leadership experience in the global healthcare industry with a focus on transforming businesses and building sustainable value. Mr. Visa’s experience in the life sciences industry includes medical devices, pharmaceuticals and biologics across multiple countries in the pharmacy and critical care markets. Prior to joining RTI in October 2017, Mr. Visa served as vice president for the Global Compounding business unit of Baxter Healthcare from July 2013 to September 2017. In this role, Mr. Visa oversaw the global profitability improvement of the outsourcing pharmacy business while focusing operations, quality and research and development efforts on patient safety and innovation. Prior to this role, Mr. Visa had multiple commercial responsibilities in the Baxter Pharmaceuticals and Technology franchise from November 2004 to June 2013. In addition, Mr. Visa previously served the Global Drug Delivery business through mergers, acquisitions, licensing and integrations in multiple geographies and led marketing for the contract manufacturing business from August 2001 to October 2004. Mr. Visa earned a doctorate degree in pharmacy from the University of Aix Marseille II and a Master of Business Administration from the Kellogg School of Management.

Johannes W. Louw joined the RTI finance team in June 2003. He currently serves as Vice President, Financial Planning and Analysis. He served as RTI’s interim Chief Financial Officer from December 2016 until March 2017. He also served as RTI’s Vice President of Finance and Corporate Controller from June 2010 until September 2018. Additionally, during his tenure with the Company, his responsibilities have included leading roles in the Company’s business development activities, financing, implementation and oversight of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. Prior to his tenure at the Company, Mr. Louw served as an auditor for Deloitte & Touche LLP both domestically and internationally. Mr. Louw earned bachelor degrees in Commerce and Computer Science from the University of Cape Town and a master’s degree equivalent postgraduate diploma in accounting from the University of Cape Town. Mr. Louw is a Certified Public Accountant.

Ryan M. Bartolucci joined RTI Surgical in September 2018 as Vice President, Finance and Corporate Controller. Prior to joining the Company, Mr. Bartolucci, was employed with Sagent Pharmaceuticals, a generic injectable company, from August 2015 to September 2018. Mr. Bartolucci started his career at PricewaterhouseCoopers LLP, where, during his eleven years at the firm, he served in various assurance roles. A certified public accountant, Mr. Bartolucci joins as a proven leader of talented accounting professionals, with strong acumen in technical accounting, financial reporting and compliance and controls.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE “SAY ON PAY” VOTE)

On an annual basis, we include a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” vote) in our proxy statement. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote “For” to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement.

At our 2018 Annual Meeting, our stockholders approved the Say on Pay proposal, with 69% of the votes cast voting in favor of our executive compensation program. While the proposal was approved by a majority of our stockholders, the level of support was lower than in prior years (including 94% in 2017 and averaging 92% between 2015—2017). As a result, our Compensation Committee, with the support of the Board, thought it appropriate to initiate a stockholder engagement campaign for the purposes of discussing Company strategy and performance and our executive compensation program to further support the Company’s standard practice of maintaining an active dialogue with all stockholders to solicit feedback on all aspects of the Company’s strategy and compensation programs.

Our stockholder outreach efforts were led by Chairman of the Board, Curtis Selquist and included the following:

•

Personal invitations from our Chairman to our six largest actively managed funds, collectively representing 20% of our outstanding common shares. Five of the six accepted the invitation and agreed to the meetings.

•	The agenda for the meetings included:

a.	The Company’s business environment;

b.	The Company’s Strategic and Transformation plans;

c.	The Company’s compensation philosophy and executive compensation program; and

d.	“Say on Pay” approval rating—questions, concerns, pay for performance and equity acceleration awards for our CEO.

Some common themes and recommendations gleaned from our stockholders at these meetings included:

•	a desire for clear and transparent disclosure related to pay for performance and how programs align with stockholder interests;

•	a preference for equity awards with performance-based vesting versus time-based vesting;

•	support for the level of “new hire” compensation provided to our CEO in 2017, and an understanding of the need to attract top talent for this key role;

•	a belief that the performance-based equity awards in place for the CEO and CFO, which include significant price appreciation hurdles, provide strong alignment with stockholder value creation; and

•	an appreciation for the concern demonstrated by the Board of Directors and management through the outreach efforts and the opportunity to provide feedback.

In response to stockholder feedback, and in an effort to further demonstrate our commitment to a pay-for-performance philosophy and alignment of executive pay with long-term stockholder returns, we will:

•

replace the stock option component of our annual equity grants for NEOs and other senior executives with performance shares tied to 3-year relative Total Stockholder Return vs. industry peers beginning with new awards in 2019;

•	regularly review incentive plans to ensure continued alignment with key business objectives and sufficient rigor in goal setting;

•	continue to review our governance practices and executive pay program design for alignment to stockholder interests; and

•	remain committed to the practice of frequent Company engagement with stockholders.

In deciding how to vote on this proposal, the Board of Directors encourages you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 25:

What We Do	What We Don’t Do
Tie Executive pay to company performance with a significant portion of executive pay “at risk”	Do not allow for the repricing of stock options

Link incentive awards to challenging performance goals that reinforce key business objectives and long-term stockholder value creation	Do not provide excessive severance payouts or “golden parachutes” to executive officers

Mitigate risk using clawback provisions, stock ownership guidelines, capped incentive award opportunities, and robust Board of Directors and management processes to identify potential risk	Do not provide excise tax gross-ups

Require our Compensation Committee to be comprised solely of independent board members	Do not provide excess perquisites and personal benefits

Utilize an independent compensation consultant	Do not permit our directors and employees to participate in hedging or pledging activities involving Company securities

We are asking you to indicate your approval for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s named executive officers for 2018 (in some instances, referred to as the “NEOs”), and for purposes of this Proxy Statement, are:

Name	Office
Camille I. Farhat	President and Chief Executive Officer

Jonathon M. Singer	Chief Financial and Administrative Officer, Corporate Secretary

John N. Varela	Executive Vice President, Global Operations

Olivier M. Visa	Vice President, OEM, Sports and Donor Services

Johannes W. Louw	Vice President, Financial Planning and Analysis

Executive Summary

The primary objective of our executive compensation program is to align executive pay with key business and strategic objectives, Company performance and long-term stockholder value creation. With respect to 2018 compensation opportunities and plan design decisions, the Committee reviewed the performance of the Company in 2017, the performance of each NEO in 2017, relevant external market benchmark data provided by the Committee’s independent consultant, and relevant internal factors such as the Company’s transformation strategy and outlook for 2018 and the strength and continuity of the executive leadership team. The Committee also took the core components of the Company’s current transformation strategy (reducing complexity, driving operational excellence, and accelerating growth) into account when determining executive compensation levels for 2018 and designed executive compensation to correspond with those goals.

Based on these and other relevant considerations, the Compensation Committee approved the following decisions related to executive compensation levels and plan designs for 2018:

•

Base salary increases for Mr. Farhat, 3%, Mr. Varela, 2% and Mr. Louw, 2% (Messrs. Singer and Visa, who both began working for the Company in October 2017 and September 2017, respectively, did not receive an increase).

•

Target short-term incentive opportunities, expressed as percentage of base salary, remained unchanged at 110% of salary for Mr. Farhat, 65% of salary for Mr. Singer, 50% of salary for Mr. Varela, and 40% of salary for Messrs. Visa and Louw.

•

Modified the design of the Annual Incentive Plan to include the following metrics: 1) Total Corporate Revenues; 2) Adjusted EBITDA; 3) Adjusted Free Cash Flow; 4) Business Unit Revenue and 5) Non-GAAP Business Unit Contribution Margin.

•

Annual equity grants to NEOs other than Mr. Farhat, who previously received front-loaded inducement grants in 2017, with an approximate equal value weighting between stock options and time-based restricted stock.

Financial Metrics Used in Compensation Programs

Financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee bases its compensation decisions on the Company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining annual incentives and to award no annual incentives even if performance criteria are met. These metrics are defined here, and their use in incentive compensation programs is described below.

(i) Total Corporate Revenues

Total Corporate Revenues means total consolidated revenues. The use of Total Corporate Revenues as a metric aligns with the Company’s transformation strategy of accelerating growth through: (i) leveraging the Company’s core competency in the spine market; (ii) utilizing core technologies to expand OEM relationships and drive organic growth; (iii) and building relevant scale in our spinal portfolio to improve our importance to the consolidating healthcare market driven increasingly by integrated delivery networks and group purchasing organizations. A portion of Mr. Visa’s annual incentive award opportunity is also tied to business unit revenues to further reinforce Mr. Visa’s performance incentives.

(ii) Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure and, in management’s opinion, an indication of operational effectiveness and profitability as well as providing better alignment with valuation measures used by many stockholders. The use of Adjusted EBITDA as a metric helps to align the Company’s executive compensation metrics with its transformation strategy of: (i) reducing complexity in the Company through the divestiture of non-core assets and investment in core competencies; and (ii) driving operational excellence through an increase in operational efficiency and reduction in costs. Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization less certain reconciling items. The calculation of Adjusted EBITDA, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

(iii) Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP measure and an indication of liquidity. Adjusted Free Cash Flow means non-GAAP net cash provided by operating activities less purchases of property, plant and equipment and non-recurring charges, in an effort to support our ongoing strategic transformation through efforts to simplify our business. We believe that Adjusted Free Cash Flow is useful because it is intended to be a consistent measure of the underlying results of our business and efforts to improve liquidity. Furthermore, management uses it internally as a measure of liquidity and of the performance of our operations. The calculation of Adjusted Free Cash Flow, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

(iv) Non-GAAP Business Unit Contribution Margin

Business Unit Contribution Margin is a non-GAAP measure which measures the ability of a company to cover variable costs with revenue. We use Business Unit Contribution Margin as an incentive metric because we believe that such growth is a reflection of our ability to leverage our fixed costs. Business Unit Contribution Margin metric was used for Mr. Visa as a 2018 incentive criteria.

The 2018 operating goals focused on successfully growing all of our businesses with an emphasis on long-term growth. The Company’s operating goals for 2018 included:

	2017 Actual Performance	2018 Goal (compared to 2017)	2018 Actual Performance
Total Corporate Revenue	$279.6 million	$288.5 million	$280.9 million (+$1.3 million, 0.5%)
Adjusted EBITDA	$32.3 million	$36.7 million	$33.7 million (+$1.5 million, 4.5%)
Adjusted Free Cash Flow	$15.4 million	$9.8 million	$11.1 million (-$4.3 million, -28.0%)

Goals established for 2018 were set at levels above the 2017 actual achievement for Total Corporate Revenues and Adjusted EBITDA. Actual performance for 2018 Total Corporate Revenue and Adjusted EBITDA exceeded the threshold level of achievement set by the Board of Directors, but failed to meet the 2018 goals. If cardiothoracic revenues are excluded from total revenues for the year ended December 31, 2017, then our total 2018 revenues increased $9.5 million, or 3.5%. The 2018 goal for Adjusted Free Cash Flow was set lower than 2017 actual achievement to align with the 2018 operating plan and planned capital expenditures.

Actual payouts under the Annual Incentive Plan are based upon a comparison of actual performance to performance goals approved by the Compensation Committee at the beginning of the year. These performance goals contain thresholds and if performance is below such thresholds, no amount is earned for such goal.

Short-term incentive awards earned in 2018, based on performance results achieved in the Annual Incentive Plan and approved by the Compensation Committee and the Board of Directors on February 26, 2019, were above threshold but below target levels and generally comparable with or slightly above those earned in 2017 (excluding pro-rated awards for NEOs hired in 2017);

See the discussion below under Short-Term Incentive Compensation which addresses the 2018 results compared to the 2018 targets in the Annual Incentive Plan.

The closing price of our common stock as of December 31, 2018 was $3.70 per share, resulting in the following:

•	the stock options granted to certain NEOs on February 28, 2018, at an exercise price of $4.25 being underwater at the end of the year;

•	the performance-based stock options granted as inducement awards to Messrs. Farhat and Singer upon hire in 2017 remaining unvested, because the related stock price appreciation hurdles were not met;

•	the value of our executives’ actual stock holdings in RTI decreased commensurate with the decrease in stockholder value during the year; and

•	Total Shareholder Return (“TSR”) for 2018 of -9.8%, which represents the change in the Company’s share price from the beginning of 2018 to the end of 2018.

The remainder of this Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation, particularly in regard to our Current NEOs.

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently chaired by Ms. Weis and consisting of Mr. Stolper, Mr. Thomas, Mr. Valeriani and Ms. Weis, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted an amended charter for the Compensation Committee in December 2017, a copy of which is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

One of our primary corporate objectives is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. We believe that the executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives in the form of stock options and restricted stock in fiscal year 2018 and performance shares and restricted stock in fiscal year 2019. To further encourage long-term stockholder value creation, stock options granted to Messrs. Farhat and Singer at the time of hire in 2017 include challenging stock price appreciation hurdles that must be met in order to vest. For annual equity grants to NEOs and other senior executives in fiscal year 2019, 50% of the target award opportunity is provided in the form of performance shares tied to our 3-year total stockholder return relative to industry peers.

Our compensation programs are designed specifically for: (1) our Current NEOs; (2) other officers of the Company and (3) other Company employees. The Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other Company officers and employees.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist with the review of our executive and non-employee director compensation programs. The Compensation Committee has engaged Pearl Meyer as its independent consultant since 2011. Pearl Meyer reports to and is directed by the Compensation Committee and provides no other services to the Company. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, provides guidance on incentive plan designs and industry best practices, and participates in Compensation Committee meetings as requested.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers, other than Mr. Louw, against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” No changes were made to the peer group for 2018 which consisted of the following twelve publicly-traded medical device related companies which we believe had executives in positions that were of similar scope to the Company’s executives:

Alphatec Holdings, Inc.	CryoLife Inc.	Merit Medical Systems, Inc.
AngioDynamics Inc.	Exactech, Inc. (1)	Orthofix International N.V.
Anika Therapeutics, Inc.	Globus Medical, Inc.	SeaSpine Holdings Corp.
Atrion Corp.	K2M Group Holdings, Inc	Wright Medical Group Inc

(1)	Former peer Exactech, Inc. was subsequently acquired during the course of 2018

At the time of the analysis, RTI’s net sales were positioned between the 50th and 75th percentile levels of this peer group.

With the assistance of Pearl Meyer, the Compensation Committee also assesses pay competitiveness for certain other executive officers, including Mr. Louw, based on market data for comparable positions within similarly-sized organizations as reported in published executive compensation surveys. For a study conducted in 2018, sources included the Radford Global Technology Survey, the Culpepper Executive Compensation Report, and the Willis Towers Watson U.S. Executive Compensation Survey.

The compensation benchmarking data provides information to compare the compensation levels of executives against comparable organizations but is not the main determinant of compensation. In general, the Committee considers the executive’s compensation against the median (or 50th percentile) of the compensation benchmarking data, and then considers additional factors such as Company performance, individual executive performance, qualifications and responsibilities, internal pay equity among colleagues, and retention risks.

Based on market benchmarking conducted by Pearl Meyer, target total direct compensation (sum of base salaries plus target short-term cash incentives plus target long-term incentives) was within a competitive range (defined as +/- 15%) of 50th percentile market values for each of our NEOs other than Mr. Visa (whose target pay was below the range) and equal to 101% of the 50th percentile in the aggregate.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. Our compensation program is intended to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	Drive and reward performance in support of the Company’s strategy, primary objectives and values

•	Reflect competitive market practices and enhance our ability to attract, retain, reward and recognize top talent

•	Provide a meaningful percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria

Reward both short and long-term performance aligning executive incentives to stockholder returns and value creation

What We Do	What We Don’t Do
Tie Executive pay to company performance with a significant portion of executive pay “at risk”	Do not allow for the repricing of stock options

Link incentive awards to challenging performance goals that reinforce key business objectives and long-term stockholder value creation	Do not provide excessive severance payouts or “golden parachutes” to executive officers

Mitigate risk using clawback provisions, stock ownership guidelines, capped incentive award opportunities, and robust Board of Directors and management processes to identify potential risk	Do not provide excise tax gross-ups

Require our Compensation Committee to be comprised solely of independent board members	Do not provide excess perquisites and personal benefits

Utilize an independent compensation consultant	Do not permit our directors and employees to participate in hedging or pledging activities involving Company securities

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation philosophy noted above, our executive compensation program includes the following:

Type	Element	Description	Philosophy and Highlights
Fixed	Base Salary

•  Fixed amount paid to the NEO in exchange for work performed

•  Reviewed annually with adjustments driven primarily by individual performance, changes in responsibility or when significant deviation from

• Benchmark data targets the 50th percentile of the peer group • Mr. Farhat and Mr. Singer were intentionally positioned between the 50th and 75th percentile given their extensive experience,

Type	Element	Description	Philosophy and Highlights
		competitive market data exists	including their experience at larger-sized organizations, to entice them to join the Company

Variable Short-Term	Corporate Incentive Plan

•  Opportunity to earn cash incentives based on the achievement of specific Company-wide and business unit specific performance goals

•  Set as a percentage of the NEO’s base salary

•  Used to align NEOs with annual short-term Company performance

•  Financial metrics assigned to each NEO are selected with a goal to drive annual performance and reinforce key strategic objectives and line of sight

•  A majority of targeted compensation should be in the form of variable incentives

•  Target short-term incentives are based on relative contribution of the role to Company performance, internal equity among NEOs and competitive market practices

•  Performance targets are set using the Company’s annual operating plan with minimum threshold level of achievement required for any payout and capped incentive award opportunities

•  Incentive payouts align with performance achievement

•  Performance goals are both challenging and realistic

Variable Long-Term	Time-Based Restricted Stock, Stock Options & Performance Shares

•  Provide NEOs with long-term incentive award opportunities that will align pay with stockholder value creation, encourage teamwork and collaboration in accomplishing long-term goals

•  Fosters long-term commitment and connection between decisions made and long-term business outcomes

•  A majority of targeted compensation should be in the form of variable incentives

•  Target long-term incentive values are based on level of responsibility, internal equity among NEOs and competitive market practices

•  The use of stock options creates a focus on share price appreciation and alignment with the

Type	Element	Description	Philosophy and Highlights
• Facilitates stock ownership among executives strengthening alignment with stockholder interests interests of stockholders

•  Time-based restricted stock awards are used as a meaningful retention tool

•  Performance shares may be tied to multi-year total stockholder returns relative to peers and/or key financial metrics in support of strategic objectives and long-term value creation

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, all pay components for each of our executive officers. The Compensation Committee takes into account the scope of responsibilities and experience of each incumbent and balances these against competitive compensation levels.

In addition, each year, the President and Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, other than himself, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chairman of the Board and the Chairman of the Compensation Committee, in consultation with the full Board, also evaluate the President and Chief Executive Officer’s performance in light of corporate goals and objectives and other factors as deemed appropriate. Following the reviews of performance and a comparison to the compensation benchmarking data, the Compensation Committee makes its own assessments and recommends to the Board compensation for the executive officers, including the President and Chief Executive Officer. The Board evaluates the contribution and performance of the executive officers, including the President and Chief Executive Officer, and approves their compensation after considering the recommendation of the Compensation Committee.

The Company’s 2018 results, management’s execution against the transformation strategy and the Compensation Committee’s deliberations were reflected in our final 2018 executive compensation decisions. We believe the performance and pay results demonstrate a strong alignment between executive compensation, Company performance, and stockholder value creation.

2018 Compensation Highlights

NEO	Base Salary Increase (1)	2018 Annualized Base Salary (2)	Short-Term Incentive Target as a % of Salary (3)	Long-Term Incentive Target as a % of Salary (4)
Camille I. Farhat	3%	$654,050	110%	(5)
Jonathon M. Singer	0%	$450,000	65%	110%
John N. Varela	2%	$344,177	50%	50%
Olivier M. Visa	0%	$300,000	40%	75%
Johannes W. Louw	5%	$237,930	40%	35%

(1)

Increases were awarded to recognize individual performance related to the achievement of 2017 company objectives and in making significant progress toward the company’s strategic transformation. Messrs. Singer and Visa who both began working for the Company in late 2017 did not receive any increase to base salary.

(2)	Represents annualized base salary for 2018 after any approved salary increases.
(3)	There were no changes in 2018 to the individual short-term incentive target award opportunities, expressed as percentages of base salary, for any NEO.
(4)

Long-term incentive awards to NEOs in 2018 consisted of an equally weighted mix of stock options and restricted stock awards. Additional information related to the award of long-term incentives to NEOs can be found in the Grants of Plan-Based Awards Table.

(5)

Inducement grants to Mr. Farhat in 2017, a significant portion of which are performance-based, are intended to cover long-term incentive award opportunities through 2019. As a result, he did not receive any additional grants in 2018 and he will not receive any grants in 2019. Performance-based stock options granted to Mr. Farhat in 2017 vest based on three sets of stock price appreciation hurdles, ranging from 188% to 250% of the grant date price, each of which must be sustained for sixty consecutive calendar days. Mr. Farhat’s performance-based stock options expire after five years from the date of grant.

Short-Term Incentive Compensation

The 2018 incentive criteria for Messrs. Farhat, Singer, Varela and Louw were:

Metric	Total Corporate Revenues	Adjusted EBITDA (1)	Adjusted Free Cash Flow (2)
Weighting	40%	30%	30%

The 2018 incentive criteria for Mr. Visa were split between the Company-wide goals described above with a 70% weighting and business unit specific metrics with a 30% weighting:

Business Unit Metric	Revenue	Contribution Margin (3)
Weighting	60%	40%

(1)

The Adjusted EBITDA performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.

(2)

The Adjusted Free Cash Flow performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our liquidity and operational performance, as more fully described in Appendix A to this Proxy Statement.

(3)

The Business Unit Contribution Margin performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.

The specific 2018 performance goals established by the Compensation Committee and actual performance results for each metric are set forth in the following tables:

Corporate Performance Category	2018 Goal	2018 Actual Performance	Percentage Achievement	% of Target STI Opportunity Earned
Total Corporate Revenues	$288.5 Million	$280.9 Million	97.4%	22.0%
Adjusted EBITDA	$36.7 Million	$33.7 Million	91.8%	20.5%
Adjusted Free Cash Flow	$9.8 Million	$11.1 Million	112.4%	34.0%

Total Award Earned as a Percentage of Target Opportunity	76.5%

Business Unit Performance Category	Percentage Achievement	% of Target STI Opportunity Earned
Revenue	102.4%	75.0%
Contribution Margin	105.1%	48.3%

Total Award Earned as a Percentage of Target Opportunity	123.3%

Actual payouts under the Annual Incentive Plan are based upon a comparison of actual performance to performance goals approved by the Board of Directors at the beginning of the year. In addition, these performance goals contain thresholds and if performance is below such thresholds, no amount is earned for such goals. Goals established for 2018 were set at levels above the 2017 actual achievement for Total Corporate Revenues and Adjusted EBITDA. The 2018 goal for Adjusted Free Cash Flow was set lower than 2017 actual achievement to align with the 2018 operating plan and planned Capital expenditures. Goals established for the Business Unit Revenue and Contribution Margin were aligned with the 2018 operating plan. For 2018, actual payouts, relative to target awards, could range from 0% (for below threshold results) to 125% (for superior performance), with award funding for each metric separately calculated.

For 2018, the actual performance for Total Corporate Revenues and EBITDA were earned between threshold and target levels. Actual versus targeted Adjusted Free Cash Flow was earned between target and maximum levels. Based on the metric weightings and performance results, calculated award funding was equal to 76.5% of the total target award opportunity for each eligible NEO with the exception of Mr. Visa who received a payout of 90.5%. Payouts under the Annual Incentive Plan are subject to the discretion of the Compensation Committee and annual incentive payouts under the plan may reflect adjustments (downward or upward) for extraordinary or unusual accounting events. The Compensation Committee did not adjust the calculated payouts of the 2018 short-term incentives for each of the eligible NEOs. The Board of Directors approved the incentives in February 2019, which are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Per the terms of his employment agreement, Mr. Singer also received a one-time cash award in 2018 of $1,000,000 which is shown in the “Bonus” column of the Summary Compensation Table below. This award was made to Mr. Singer as an inducement to join the Company and to offset the loss of certain foregone incentive opportunities from his prior employer. The award includes certain repayment obligations if Mr. Singer’s employment is terminated by the Company for cause or if he voluntarily resigns without good reason before October 2, 2020. Additional details are included in the “Employment Agreements” section below.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that will align pay with stockholder value creation, encourage teamwork and collaboration in accomplishing long-term goals, facilitate stock ownership among executives, create retention incentives, and generally reflect competitive market practices. In recent years, we have provided executive officers with grants of stock options and restricted stock awards.

Each year the Company budgets a certain level of equity compensation expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are granted stock options, restricted stock awards and/or performance shares as part of the overall allocation of equity compensation to managerial employees of the Company. The compensation benchmarking data is looked at as a point of reference as to whether executive officers are receiving stock awards commensurate with responsibilities and similar to executive officers in the peer companies.

The long-term incentive information related to the 2018 NEOs is included in the Summary Compensation Table under the columns Stock Awards and Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Award Type	Objective	Key Features
Stock Options	• Opportunity to purchase our common stock over a designated time period at a price fixed on the grant date	• Only has value if common stock price increases above the exercise price and the holder

Award Type	Objective	Key Features
• Strengthens relationship between long-term value of our stock price and potential financial gain for employees remains employed through vesting period

•  Generally vest over a five-year period from the date of grant and expire after ten years

•  Exercise price is the closing stock price on the date of grant and shall not be less than the fair market value of the shares on the date of grant

•  Awards granted at hire for both the CEO and CFO have stringent price appreciation hurdles required for vesting

•  Accelerated vesting occurs in the case of death or disability of the holder and may be approved by the Compensation Committee for qualified retirement

Time-Based Restricted Stock	• Shares of our common stock that are awarded with the restriction that the holder remains employed through the date of vesting • Encourages stock ownership and aids in retaining key employees

•  Generally vest over a three-year period from the date of grant

•  Holders are allowed to vote shares as a stockholder

•  Unvested awards generally are forfeited if the holder terminates employment with the Company

•  In the event of death or disability, unvested awards are immediately vested

Performance Shares

•  Units or shares of our common stock that are awarded with performance criteria that must be satisfied for vesting

•  Motivates executives to improve the long-term market performance of our stock and focus on long-term creation of stockholder value

•  Vesting only occurs if market-based and/or financial goals are achieved and are capped at 200% of target levels

•  For annual equity grants to NEOs and other senior executives in Fiscal 2019, 50% of the target award opportunity is provided in the form of performance shares tied to our 3-year total stockholder return relative to industry peers

Stock Ownership Guidelines and Insider Trading Policy

Our Board of Directors has adopted Stock Ownership Guidelines, which require our chief executive officer to hold qualifying shares in an amount equal to six times base salary, our other NEOs to hold an amount equal to three times base salary and our non-employee directors to hold an amount equal to five times the annual cash retainer plus all shares initially granted upon election to the Board, if applicable. Our chief executive officer, other NEOs and non-employee directors are given five years from the date of first becoming subject to these Stock Ownership Guidelines, to achieve the threshold ownership. Once the threshold is reached, an executive officer or non-employee director is permitted to sell net after-tax shares received from equity grants, provided that the threshold ownership requirement is maintained. NEOs and non-employee directors may, from time to time, sell shares of the Company’s common stock to cover taxes associated with the vesting of restricted stock awards. When an executive officer or non-employee director leaves our Company or the Board of Directors, the executive officer or non-employee director may sell any vested shares he or she possesses, subject to compliance with applicable law. Each of our NEOs and non-employee directors is in compliance with the Stock Ownership Guidelines or is within the five-year accumulation period. Our Chief Executive Officer has made open market purchases of our common stock totaling 173,394 shares since the execution of his employment agreement.

Our Board of Directors has also adopted an Insider Trading Policy, which includes anti-hedging provisions that restrict our employees, officers and directors from purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock. The Stock Ownership Guidelines and Insider Trading Policy are available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Tax Implications of Executive Compensation

Beginning in 2018, compensation paid to certain executive officers in excess of $1,000,000 is generally non-deductible, whether or not it is performance-based. Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare benefits, life insurance, short and long-term disability and retirement benefits to all eligible employees. The NEOs generally are eligible for these benefit programs on the same basis as other employees but also participate in perquisite programs related to these benefits as described below.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•

Health and Welfare Coverage: We pay 100% of the premium for health, dental and vision insurance for executive officers. In addition, at our expense, each executive officer is allowed to have a complete and professional personal physical exam on an annual basis. Executive officers are responsible for deductibles and co-payments under the health benefit plans.

•

Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $500,000 for Mr. Varela. We also pay 100% of the premium for a $50,000 term life insurance policy for the executive officers of the Company.

Severance Plan

We do not have in effect any general severance plan that provides for change-in-control or other payments to our executive officers, although Messrs. Farhat and Singer’s employment agreements provides for change-in-control provisions as described below.

Employment Agreements

Employment Agreement – Mr. Farhat

On January 26, 2017, the Company entered into an employment agreement with our CEO, Camille Farhat (the “Farhat Employment Agreement”). The Farhat Employment Agreement had an initial term of two years, which expired on January 26, 2019. The Farhat Employment Agreement automatically renewed, however, for an additional one-year term beginning on January 26, 2019, and will automatically renew for one-year terms on each anniversary of the expiration of the initial term until terminated. Pursuant to the Farhat Employment Agreement, the Company will pay Mr. Farhat a base salary of at least $635,000 annually (subject to annual review by the Board (or a Board committee). Mr. Farhat will be eligible to receive an annual discretionary incentive payment under the Company’s annual incentive plan based on a target of at least 110% of his base salary, based on the attainment of one or more pre-established performance goals to be determined by the Board or the Compensation Committee in its sole discretion. In addition, the Farhat Employment Agreement contains customary covenants on confidentiality, non-competition, non-solicitation, and non-interference, as well as provisions on the termination of the Farhat Employment Agreement and the consequences thereof.

As a material condition to entering into the Farhat Employment Agreement, on January 26, 2017 (the “Grant Date”), the Company and Mr. Farhat entered into: (1) a restricted stock award agreement (the “Restricted Stock Agreement #1”); (2) another restricted stock award agreement (the “Restricted Stock Agreement #2”); and (3) a stock option agreement (the “Option Agreement”).

Under the original Restricted Stock Agreement #1, the Company granted Mr. Farhat 850,000 shares of restricted common stock. On the first anniversary of the Grant Date, 170,000 shares would have vested. The remaining shares would have vested on the last day of each calendar quarter at a rate of 42,500 shares per calendar quarter commencing after the first anniversary of the Grant Date and continuing for four years after. Vesting of these shares could have accelerated upon the occurrence of either of two performance conditions, which are confidential and subject to a confidential treatment request filed with the SEC. In addition, upon a change in control of the Company, any unvested shares would have vested as of the date of such change in control.

On December 4, 2017, the Company and Mr. Farhat entered into the First Amendment to the Restricted Stock Agreement #1 (the “Amendment”). The Amendment revised the vesting conditions for the Company’s common stock, granted under the Restricted Stock Agreement #1. Pursuant to the Amendment, certain acceleration conditions contained in the Restricted Stock Agreement #1 were deleted and 425,000 shares of restricted Common Stock vested on December 4, 2017 (the “Vested Grant”). The Compensation Committee accelerated the vesting of these shares to recognize Mr. Farhat’s extraordinary efforts in restructuring the Company, establishing a new team of highly qualified senior executives, and developing and executing on a new strategic plan. If Mr. Farhat had voluntarily left the employment of the Company (other than for “Good Reason”) or is terminated for “Cause” (as those terms are defined in the Employment Agreement between the Company and Mr. Farhat, dated January 26, 2017) on or before March 31, 2019, then Mr. Farhat would have forfeited all of the shares of the Vested Grant that would not have otherwise vested under vesting schedule contained in the Restricted Stock Agreement #1 at the time of termination. Pursuant to the Amendment, Mr. Farhat is also required to hold the shares of the Vested Grant until March 31, 2019, except to the extent those shares would have vested under the vesting schedule contained in the original Restricted Stock Agreement #1 at the time of a proposed transfer by Mr. Farhat.

The unaccelerated shares of restricted common stock granted under the Restricted Stock Agreement #1 will vest under vesting schedule contained in the Restricted Stock Agreement #1. Pursuant to the Restricted Stock Agreement #1 vesting schedule, 170,000 of the unaccelerated restricted shares vested on January 26, 2018, and the remaining unaccelerated restricted shares have vested, or will vest, in 42,500 share increments on the last day of each calendar quarter commencing on March 31, 2018, continuing until all unaccelerated restricted shares have vested. Under the terms of the Amendment, the final tranche of shares of restricted Common Stock granted under the Restricted Stock Agreement #1 will vest as of June 30, 2019, instead of on December 31, 2021, which would have been the case if no acceleration occurred.

Under the Restricted Stock Agreement #2, the Company granted Mr. Farhat 150,000 shares of restricted common stock, with a vesting requirement that Mr. Farhat purchase an aggregate of $500,000 of Company stock on the open market by March 15, 2018. These 150,000 restricted shares became fully vested, effective May 18, 2017, when Mr. Farhat met the aggregate stock purchase requirement.

Under the Option Agreement, the Company granted Mr. Farhat the option to purchase 1,950,000 shares of common stock (the “Stock Options”). The exercise price for the Stock Options is $3.20. The Stock Options will expire on January 26, 2022. The Stock Options will vest based on the Company’s attainment of three average stock price benchmarks. The first 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $6.00 for a sixty-consecutive calendar day period. The next 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 for a sixty-consecutive calendar day period. The final 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

Employment Agreement – Mr. Singer

The Company entered into an Employment Agreement with Mr. Singer, dated September 18, 2017 (the “Singer Employment Agreement”), which sets forth the terms of Mr. Singer’s service as the Company’s Chief Financial and Administrative Officer. The Singer Employment Agreement has an initial term of three years, which automatically renews annually at the expiration of the initial term. Pursuant to the Singer Employment Agreement, the Company will pay Mr. Singer a base salary of at least $450,000 annually (subject to annual review by the Company’s Chief Executive Officer and the Board (or a committee thereof)). Mr. Singer will be eligible to receive an annual discretionary incentive award opportunity under the Company’s annual incentive plan based on a target of at least 65% of his base salary, based on the attainment of one or more pre-established performance goals to be determined by the Board or the Company’s compensation committee in its sole discretion. Mr. Singer will also be eligible to participate in the Company’s long-term incentive plan based upon a target long term incentive opportunity of at least 110% of his salary. The Singer Employment Agreement also provided for a one-time payment of $168,750 no later than March 15, 2018, and a one-time payment of $1,000,000 to Mr. Singer in September of 2018 as an inducement to Mr. Singer’s entry into the Singer Employment Agreement, both of which have been paid to Mr. Singer. If Mr. Singer’s employment with the Company is terminated by the Company for cause or by Mr. Singer without good reason before October 2, 2020, then Mr. Singer will have to repay the one-time payment of $168,750 and the after-tax portion of the $1,000,000 one-time payment, respectively, and forfeit any unvested shares of the Company’s common stock, granted to Mr. Singer pursuant to the Restricted Stock Agreement and the Option Agreement (as defined below). In addition, the Singer Employment Agreement contains customary covenants regarding confidentiality, non-competition, non-solicitation, and non-interference, as well as provisions regarding the termination of the Singer Employment Agreement and the consequences thereof.

As a material condition to entering into the Singer Employment Agreement, on September 18, 2017 (the “Grant Date”), the Company issued an inducement grant to Mr. Singer. This grant was in the form of: (1) a restricted stock award agreement (the “Restricted Stock Agreement”); and (2) a stock option agreement (the “Option Agreement”). This inducement grant was made under the RTI Surgical, Inc. 2015 Incentive Compensation Plan.

Under the Restricted Stock Agreement, the Company granted Mr. Singer 109,890 shares of restricted common stock. The shares will vest over a three-year period. On the first anniversary of the Grant Date, 36,630 shares vested. On the second anniversary of the Grant Date, an additional 36,630 shares will vest. On the third anniversary of the Grant Date, the final 36,630 shares will vest.

Under the Option Agreement, the Company granted Mr. Singer the option to purchase 306,900 shares of Common Stock (the “Stock Options”), as of the Grant Date. The exercise price for the Stock Options is $4.55 per share. The Stock Options will expire on September 18, 2027. The Stock Options will vest based the Company’s attainment of three average stock price benchmarks. The first 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 per share for a sixty-consecutive calendar day period. The next 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 per share for a sixty-consecutive calendar day period. The final 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $9.00 per share for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

Potential Payments upon Termination of Employment

If the Company terminates Mr. Farhat or Mr. Singer for cause or Mr. Farhat or Mr. Singer resign without good reason, such individual would be owed any unpaid base salary through the date of termination, reimbursement for any unreimbursed business expenses incurred through the date of termination, any accrued but unused vacation time in accordance with Company policy, and all other payments, benefits or fringe benefits under the Company’s applicable benefits plan or program (the “Accrued Benefits”). As previously noted, our other NEOs do not currently have employment or Change in Control agreements providing for severance benefits upon certain qualifying termination of employment scenarios.

The following table discloses the estimated payments and benefits, in addition to the Accrued Benefits, that would have been provided to our NEOs upon a termination without cause or resignation with good reason upon a Change in Control (as that term is defined in any employment agreement or equity award agreement) or without a Change in Control, applying the assumptions that their last day of employment was December 31, 2018, and assuming continued compliance with certain non-competition, non-solicitation, confidentiality restrictions contained in their respective employment agreements.

Name	Potential Payouts upon Involuntary Termination by Company without Cause or by Executive for Good Reason						Potential Payouts upon Involuntary Termination by Company without Cause or by Executive for Good Reason after a Change in Control
	Cash Payment		Unvested Equity Awards		Outplacement Services		Cash Payment		Unvested Equity Awards		Outplacement Services
Camille I. Farhat	$654,050	(1)	$314,500	(2)	—		—		$314,500	(6)	—
Jonathon M. Singer	$450,000	(3)	$486,402	(4)	$30,000	(5)	$967,500	(7)	$486,402	(8)	$30,000	(9)
John N. Varela	—		—		—		—		$156,577	(10)	—
Olivier M. Visa	—		—		—		—		$280,830	(11)	—
Johannes W. Louw	—		—		—		—		$96,555	(12)	—

(1)	Assumes a base salary of $654,050 per year. This amount would be paid in equal monthly installments over the twelve month period following termination.
(2)	The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Farhat had 85,000 unvested time-based restricted stock awards as of December 31, 2018.
(3)	Assumes a base salary of $450,000 per year. This amount would be paid in equal monthly installments over the twelve month period following termination.
(4)	The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Singer had 131,460 unvested time-based restricted stock awards as of December 31, 2018.
(5)	Includes outplacement services to be paid by the Company for the year in which Mr. Singer’s employment terminates.
(6)	The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Farhat had 85,000 unvested time-based restricted stock awards as of December 31, 2018.
(7)

Assumes a base salary of $450,000 per year. This amount would be paid in equal monthly installments over the eighteen month period following termination and $292,500 as the target incentive opportunity for the year in which Mr. Singer’s employment terminates.

(8)	The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Singer had 131,460 unvested time-based restricted stock awards as of December 31, 2018.
(9)	Includes outplacement services to be paid by the Company for the year in which Mr. Singer’s employment terminates.
(10)

The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Varela had 23,226 unvested options with an exercise price of $3.31 per share, and 39,870 unvested time-based restricted stock awards as of December 31, 2018.

(11)	The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Visa had 75,900 unvested time-based restricted stock awards as of December 31, 2018.
(12)

The closing price of our common stock on December 31, 2018 was $3.70 per share, and Mr. Louw had 11,613 unvested options with an exercise price of $3.31 per share, and 24,872 unvested time-based restricted stock awards as of December 31, 2018.

Claw Backs

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) such restatement results from a noncompliance by the Company with any requirements under or related to the federal securities laws and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely” to have a material adverse effect on the Company.

The Compensation Committee conducted a risk assessment of the Company’s compensation policies and practices for the fiscal year 2018. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans and commission plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of multiple performance measures and capped incentive award opportunities in the short-term incentive program;

•	the ability of the Compensation Committee and/or the Board to reduce incentive payouts if deemed appropriate;

•	stock awards have multi-year vesting ranging from three to five years;

•	performance shares only vest if market-based and/or financial goals are achieved and are capped at 200% of target levels;

•	stock ownership guidelines are in place with respect to minimum levels of stock ownership;

•	our Insider Trading Policy contains a prohibition of hedging and using derivative securities or short selling as it relates to Company stock;

•	our practice of looking beyond specific results-oriented performance and assessing the overall contributions of a particular executive; and

•	the ability of our Board to recoup compensation in accordance with our “Clawback Policy”.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our 2018 NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Camille I. Farhat	2018	651,119	—	—	—	550,383	—	18,127	(5)	1,219,629
President and Chief	2017	483,577	—	3,200,000	2,615,600	530,860	—	2,862	(6)	6,832,898
Executive Officer	2016	—	—	—	—	—	—	—		—

Jonathon M. Singer	2018	450,000	1,000,000	247,350	247,487	223,763	—	19,711	(7)	2,188,311
Chief Financial and Administrative	2017	95,192	168,750	500,000	764,181	55,423	—	—		1,583,546
Officer, Corporate Secretary	2016	—	—	—	—	—	—	—		—

John N. Varela	2018	343,138	—	84,575	84,494	131,648	—	25,509	(8)	669,364
Executive Vice President Global	2017	335,009	—	110,000	110,077	128,223	—	23,862	(9)	707,171
Operations	2016	324,018	—	80,000	60,000	15,201	—	96,910	(10)	576,128

Olivier M. Visa	2018	300,000	—	112,150	111,105	108,648	—	23,563	(11)	655,466
Vice President, OEM, Sports and	2017	63,462	—	348,750	—	22,738	—	—		434,950
Donor Services	2016	—	—	—	—	—	—	—		—

Johannes W. Louw	2018	236,187	—	64,525	64,636	72,807	319	21,658	(12)	460,132
Vice President	2017	232,321	33,182	60,000	60,043	68,886	2,678	20,492	(13)	477,601
Financial Planning and Analysis	2016	216,539	6,818	20,000	30,000	10,208	2,678	19,437	(14)	305,680

(1)

Reflects one-time payments to Mr. Singer as an inducement to Mr. Singer’s entry into the Singer Employment Agreement and Mr. Louw $40,000 for his service as the Company’s Interim Chief Financial Officer, from December 2016 to March 2017. The amounts allocable to 2016 and 2017 interim service are listed in this column.

(2)

Reflects the fair value of the award at date of grant. The stock option award fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards and stock options are set forth in footnote 6 to our consolidated financial statements for the year ended December 31, 2018.

(3)	Reflects incentives earned under the Annual Incentive Plan.
(4)	Reflects the increase in value of NEO benefits under the Executive Nonqualified Excess Plan.
(5)	Includes matching contributions under our 401(k) Plan of $16,200, payment of $1,927 for health and dental insurance.
(6)	Includes matching contributions under our 401(k) Plan of $1,470, payment of $1,392 for health and dental insurance.
(7)	Includes matching contributions under our 401(k) Plan of $16,500 and payment of $3,211 for health and dental insurance.
(8)	Includes matching contributions under our 401(k) Plan of $16,500, payment of $8,189 for health and dental insurance and payment of $820 for term life insurance.
(9)	Includes matching contributions under our 401(k) Plan of $16,200, payment of $6,809 for health and dental insurance and payment of $853 for term life insurance.
(10)	Includes matching contributions under our 401(k) Plan of $19,646, payment of $3,412 for health and dental insurance, payment of $853 for term life insurance and payment of $72,999 for relocation.
(11)	Includes matching contributions under our 401(k) Plan of $16,500, payment of $7,063 for health and dental insurance.
(12)	Includes matching contributions under our 401(k) Plan of $14,595, payment of $7,063 for health and dental insurance.
(13)	Includes matching contributions under our 401(k) Plan of $13,886, payment of $6,606 for health and dental insurance.
(14)	Includes matching contributions under our 401(k) Plan of $13,357, payment of $6,080 for health and dental insurance.

Grants of Plan-Based Awards

This table discloses the actual numbers of restricted stock awards and stock options granted during 2018 and the grant date fair value of these awards. It also captures potential payouts under the Company’s non-equity incentive plans.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)
Camille I. Farhat		Non-Equity Incentive Plan	359,728	719,455	899,319	—	—	—	—
		Option Award				—	—	—	—
		Stock Award				—	—	—	—
Jonathon M. Singer		Non-Equity Incentive Plan	146,250	292,500	365,625	—	—	—	—
	2/28/2018	Option Award				—	128,000	4.25	247,487
	2/28/2018	Stock Award				58,200	—	—	247,350
John N. Varela		Non-Equity Incentive Plan	86,044	172,088	215,110	—	—	—	—
	2/28/2018	Option Award				—	43,700	4.25	84,494
	2/28/2018	Stock Award				19,900	—	—	84,575
Olivier M. Visa (4)		Non-Equity Incentive Plan	60,000	120,000	150,000	—	—	—	—
	2/28/2018	Option Award				—	38,800	4.25	75,019
	2/28/2018	Stock Award				17,600	—	—	74,800
	5/1/2018	Option Award				—	16,900	4.50	36,086
	5/1/2018	Stock Award				8,300	—	—	37,350
Johannes W. Louw (5)		Non-Equity Incentive Plan	47,586	95,172	118,965	—	—	—	—
	2/28/2018	Option Award				—	20,500	4.25	39,637
	2/28/2018	Stock Award				9,300	—	—	39,525
	11/29/2018	Option Award				—	12,376	4.26	25,000
	11/29/2018	Stock Award				5,869	—	—	25,000

(1)	These amounts represent the threshold, target, and maximum incentives payable to each executive under the Company’s 2018 Incentive Plan.
(2)

The time-based restricted stock awards are subject to the recipient’s continued service with us and 33.3% of these time-based restricted stock awards will become vested on each anniversary date from February 28, 2019 through February 28, 2021.

(3)

Such options were granted on February 28, 2018, pursuant to our 2018 Incentive Compensation Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from February 28, 2019 through February 28, 2023.

(4)

Mr. Visa’s regular annual grant from February 2018 was inadvertently made below the target award level and was later trued up with a second grant on May 1, 2018. Mr. Visa was granted an additional stock option on May 1, 2018, pursuant to our 2018 Incentive Compensation Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from May 1, 2019 through May 1, 2023. Mr. Visa was also granted additional time-based restricted stock awards that vest in three equal annual increments on each anniversary date from May 1, 2019 through May 1, 2021.

(5)

As a result of a promotion, Mr. Louw was granted an additional stock option on November 29, 2018, pursuant to our 2018 Incentive Compensation Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from November 29, 2019 through November 29, 2023. Mr. Louw was also granted an additional time-based restricted stock awards that vest in three equal annual increments on each anniversary date from November 29, 2019 through November 29, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2018, for NEOs.

			Option Awards				Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Camille I. Farhat (1)	1/26/2017	Stock Options	—	1,950,000	3.20	1/26/2022	—	—	—	—
	1/26/2017	RSA					85,000	314,500	—	—
Jonathon M. Singer (2)	9/18/2017	Stock Options	—	306,900	4.55	9/18/2022	—	—	—	—
	2/28/2018	Stock Options	—	128,000	4.25	2/28/2028	—	—	—	—
	9/18/2017	RSA					73,260	271,062	—	—
	2/28/2018	RSA					58,200	215,340	—	—
John N. Varela (3)	7/14/2014	Stock Options	16,000	4,000	4.26	7/14/2024	—	—	—	—
	2/17/2015	Stock Options	18,000	12,000	5.23	2/17/2025	—	—	—	—
	2/24/2016	Stock Options	15,484	23,226	3.31	2/24/2026	—	—	—	—
	5/3/2017	Stock Options	9,692	38,766	4.60	5/3/2027	—	—	—	—
	2/28/2018	Stock Options	—	43,700	4.25	2/28/2028	—	—	—	—
	2/24/2016	RSA					4,028	14,905	—	—
	5/3/2017	RSA					15,942	58,985	—	—
	2/28/2018	RSA					19,900	73,630	—	—
Olivier M. Visa (4)	2/28/2018	Stock Options	—	38,800	4.25	2/28/2028	—	—	—	—
	5/1/2018	Stock Options	—	16,900	4.50	5/1/2028	—	—	—	—
	10/2/2017	RSA					50,000	185,000	—	—
	2/28/2018	RSA					17,600	65,120	—	—
	5/1/2018	RSA					8,300	30,710	—	—
Johannes W. Louw (5)	2/10/2009	Stock Options	—	—	2.98	2/10/2019	—	—	—	—
	4/20/2010	Stock Options	—	—	4.30	4/20/2020	—	—	—	—
	2/28/2011	Stock Options	2,000	—	2.69	2/28/2021	—	—	—	—
	2/9/2012	Stock Options	6,000	—	4.02	2/9/2022	—	—	—	—
	2/25/2013	Stock Options	15,000	—	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	16,000	4,000	3.78	2/25/2024	—	—	—	—
	2/17/2015	Stock Options	12,000	8,000	5.23	2/17/2025	—	—	—	—
	2/24/2016	Stock Options	7,742	11,613	3.31	2/24/2026	—	—	—	—
	5/3/2017	Stock Options	5,287	21,145	4.60	5/3/2027	—	—	—	—
	2/28/2018	Stock Options	—	20,500	4.25	2/28/2028	—	—	—	—
	11/29/2018	Stock Options	—	12,376	4.26	11/29/2028	—	—	—	—
	2/24/2016	RSA					1,007	3,726	—	—
	5/3/2017	RSA					8,696	32,176	—	—
	2/28/2018	RSA					9,300	34,410	—	—
	11/29/2018	RSA					5,869	21,715	—	—

(1)

Mr. Farhat holds the following stock options which vest based on the Company’s attainment of three average stock price benchmarks and restricted stock awards which vest as disclosed in his employment agreement discussed above:

- 1,950,000 stock options granted on January 26, 2017. The first 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $6.00 for a sixty-consecutive calendar day period. The next 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 for a sixty-consecutive calendar day period. The final 650,000 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

- 1,000,000 restricted stock awards granted January 26, 2017. 150,000, 425,000, 170,000, 42,500, 42,500, 42,500 and 42,500 restricted stock awards vested on May 18, 2017, December 4, 2017, January 26, 2018, March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 respectively. The remaining unvested 85,000 restricted stock awards will vest in 42,500 share increments on the last day of each calendar quarter commencing on March 31, 2019, continuing until all restricted shares have vested.

(2)

Mr. Singer holds the following stock options which vest based on the Company’s attainment of three average stock price benchmarks and stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and restricted stock awards which vest as disclosed in his employment agreement discussed above:

- 306,900 stock options granted on September 18, 2017. The first 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $7.00 per share for a sixty-consecutive calendar day period. The next 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $8.00 per share for a sixty-consecutive calendar day period. The final 102,300 shares will vest if the Company’s average publicly traded closing stock price is over $9.00 per share for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative.

- 128,000 stock options granted on February 28, 2018. 25,600 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 109,890 restricted stock awards granted September 18, 2017. 36,630 restricted stock awards have vested, or will vest, on each of September 18, 2018, 2019 and 2020.

- 58,200 restricted stock awards granted February 28, 2018. 19,400 restricted stock awards have vested, or will vest, on each of February 28, 2019, 2020 and 2021.

(3)

Mr. Varela holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant:

- 43,700 stock options granted on February 28, 2018. 8,740 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 48,458 stock options granted on May 3, 2017. 9,691 stock options have vested, or will vest, on each of May 3, 2018 and 2019. 9,692 stock options have vested, or will vest, on each of May 3, 2020, 2021 and 2022.

- 38,710 stock options granted on February 24, 2016. 7,742 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 30,000 stock options granted on February 17, 2015. 6,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on July 14, 2014. 4,000 stock options have vested, or will vest, on each of July 14, 2015, 2016, 2017, 2018 and 2019.

- 19,900 restricted stock awards granted February 28, 2018. 6,633 restricted stock awards have vested, or will vest, on each of February 28, 2019 and 2020. 6,634 restricted stock awards will vest on February 28, 2021.

- 23,913 restricted stock awards granted May 3, 2017. 7,971 restricted stock awards have vested, or will vest, on each of May 3, 2018, 2019 and 2020.

(4)

Mr. Visa holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant:

- 16,900 stock options granted on May 1, 2018. 3,380 stock options will vest on each of May 1, 2019, 2020, 2021, 2022 and 2023.

- 38,800 stock options granted on February 28, 2018. 7,760 stock options have vested, or will vest, on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 8,300 restricted stock awards granted May 1, 2018. 2,766 restricted stock awards vested on February 28, 2019. 2,767 restricted stock awards will vest on each of May 1, 2020 and 2021.

- 17,600 restricted stock awards granted February 28, 2018. 5,866 restricted stock awards vested on February 28, 2019. 5,867 restricted stock awards will vest on each of February 28, 2020 and 2021.

- 75,000 restricted stock awards granted October 2, 2017. 25,000 restricted stock awards have vested, or will vest, on each of October 2, 2018, 2019 and 2020.

(5)

Mr. Louw holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant:

- 12,376 stock options granted on November 29, 2018. 2,475 stock options will vest on each of November 29, 2019, 2020, 2021 and 2022. 2,476 stock options will vest on November 29, 2023.

- 20,500 stock options granted on February 28, 2018. 4,100 stock options will vest on each of February 28, 2019, 2020, 2021, 2022 and 2023.

- 26,432 stock options granted on May 3, 2017. 5,286 stock options have vested, or will vest, on each of May 3, 2018, 2019 and 2020. 5,287 stock options have vested, or will vest, on each of May 3, 2021 and 2022.

- 19,355 stock options granted on February 24, 2016. 3,871 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 20,000 stock options granted on February 17, 2015. 4,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on February 25, 2014. 4,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 15,000 stock options granted on February 25, 2013. 3,000 stock options vested on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 15,000 stock options granted on February 9, 2012. 3,000 stock options vested on each of February 25, 2013, 2014, 2015, 2016 and 2017.

- 10,000 stock options granted on February 28, 2011 have vested.

- 5,869 restricted stock awards granted November 29, 2018. 1,956 restricted stock awards will vest on each of November 29, 2019 and 2020. 1,957 restricted stock awards will vest on November 29, 2021.

- 9,300 restricted stock awards granted February 28, 2018. 3,100 restricted stock awards have vested, or will vest, on each of February 28, 2019, 2020 and 2021.

- 13,043 restricted stock awards granted May 3, 2017. 4,347 restricted stock awards have vested, or will vest, on May 3, 2018. 4,348 restricted stock awards have vested, or will vest, on each of May 3, 2019 and 2020.

- 3,021 restricted stock awards granted February 24, 2016. 1,007 restricted stock awards have vested, or will vest, on each of February 24, 2017, 2018 and 2019.

Option Exercises and Stock Vested

The following table sets forth information with respect to restricted stock awards held by the persons named in the Summary Compensation Table that vested in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Camille I. Farhat	—	—	340,000	$1,488,350
Jonathon M. Singer	—	—	53,114	232,694
John N. Varela	—	—	11,999	51,801
Olivier M. Visa	—	—	25,000	113,750
Johannes W. Louw	—	—	5,354	22,956

Nonqualified Deferred Compensation

The following table provides information about contributions, earnings, withdrawals, distributions and balances under the Executive Nonqualified Excess Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Camille I. Farhat	$—	$—	$—	$—	$—
Jonathon M. Singer	—	—	—	—	—
John N. Varela	—	—	—	—	—
Olivier M. Visa	—	—	—	—	—
Johannes W. Louw	—	—	319	—	44,285

(1)	Contributions to the Plan are deferrals of base pay and at the employee’s option potentially deferrals of a portion of the annual incentive, if any.
(2)

Aggregate balance in the Plan consists of cumulative deferrals, base pay and annual incentive as reported in the Summary Compensation table, aggregate investment returns less withdrawals and distributions.

The Company has an Executive Nonqualified Excess Plan (“Excess Plan”) that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the Company’s qualified 401(k) Plan.

At the time participation is elected and on an annual basis thereafter, employees must specify the amount of base pay and/or the percentage of incentives to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 10 years of service), distribution is made in the form of a lump sum payment, annual installments or a combination of both at the time of termination, subject to any delay required under Section 409A of the Code. At retirement, benefits are paid according to the distribution election made by the participant at the time of the deferral election and are subject to any delay required under Section 409A of the Code. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the Excess Plan are credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. Accounts maintained for participants under the Excess Plan are not held in trust, and all such accounts are subject to the claims of general creditors of nonqualified deferred compensation plans. No accounts are credited with above-market earnings.

Compensation Committee Consideration of Stockholder Advisory Votes

At our 2018 Annual Meeting, our stockholders approved the Say on Pay proposal, with 69% of the votes cast voting in favor of our executive compensation program. While the proposal was approved by a majority of our stockholders, the level of support was lower than in prior years (including 94% in 2017 and averaging 92% between 2015—2017). As a result, our Compensation Committee, with the support of the Board, thought it appropriate to initiate a stockholder engagement campaign for the purposes of discussing Company strategy and performance and our executive compensation program to further support the Company’s standard practice of maintaining an active dialogue with all stockholders to solicit feedback on all aspects of the Company’s strategy and compensation programs.

Our stockholder outreach efforts were led by Chairman of the Board, Curtis Selquist and included the following:

•

Personal invitations from our Chairman to our six largest actively managed funds, collectively representing 20% of our outstanding common shares. Five of the six accepted the invitation and agreed to the meetings.

•	The agenda for the meetings included:

a.	The Company’s business environment;

b.	The Company’s Strategic and Transformation plans;

c.	The Company’s compensation philosophy and executive compensation program; and

d.	“Say on Pay” approval rating—questions, concerns, pay for performance and equity acceleration awards for our CEO.

Some common themes and recommendations gleaned from our stockholders at these meetings included:

•	a desire for clear and transparent disclosure related to pay for performance and how programs align with stockholder interests;

•	a preference for equity awards with performance-based vesting versus time-based vesting;

•	support for the level of “new hire” compensation provided to our CEO in 2017, and an understanding of the need to attract top talent for this key role;

•	a belief that the performance-based equity awards in place for the CEO and CFO, which include significant price appreciation hurdles, provide strong alignment with stockholder value creation; and

•	an appreciation for the concern demonstrated by the Board of Directors and management through the outreach efforts and the opportunity to provide feedback.

In response to stockholder feedback, and in an effort to further demonstrate our commitment to a pay-for-performance philosophy and alignment of executive pay with long-term stockholder returns, we will:

•

replace the stock option component of our annual equity grants for NEOs and other senior executives with performance shares tied to 3-year relative Total Stockholder Return vs. industry peers beginning with new awards in 2019;

•	regularly review incentive plans to ensure continued alignment with key business objectives and sufficient rigor in goal setting;

•	continue to review our governance practices and executive pay program design for alignment to stockholder interests; and

•	remain committed to the practice of frequent Company engagement with stockholders.

The Compensation Committee will continue to review future stockholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such voting results.

DIRECTOR COMPENSATION

Board compensation is reviewed annually, and changes are recommended by the Compensation Committee and approved by the Board of Directors.

Our directors who are also our employees or officers did not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings. In 2018, our non-employee directors received an annual Board cash retainer of $40,000, paid in quarterly installments. Also, in 2018, the Chairman of the Board received an additional annual cash retainer of $50,000. Non-employee directors received annual chair and member retainers based on committee service as follows:

Description	Amount
Chair Meeting Fee	Audit Committee—$20,000 Compensation Committee—$15,000 Nominating and Governance and Science Committees—$10,000
Member Meeting Fee	Audit Committee—$10,000 Compensation Committee—$7,500 Nominating and Governance and Science Committees—$5,000

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive stock awards under our 2018 Incentive Compensation Plan, with a target grant date value in 2018 of $75,000. On February 28, 2018, each of our directors received a grant of 17,647 restricted stock awards at a stock price of $4.25 per share. These restricted stock awards were subject to a restricted stock award agreement with one-year vesting. Non-employee directors are subject to stock ownership guidelines equal to five times the value of the annual Board cash retainer. Non-employee directors have up to five years from the time they join the Board to achieve stock ownership requirements.

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded, to each of the Company’s directors during 2018. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2018.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)		Total ($)
Peter F. Gearen (5)	55,000	75,000	(4)	130,000
Thomas A. McEachin	60,000	75,000	(4)	135,000
Curt M. Selquist	100,000	75,000	(4)	175,000
Mark D. Stolper	57,500	75,000	(4)	132,500
Christopher R. Sweeney	40,000	75,000	(4)	115,000
Paul G. Thomas	53,131	75,000	(4)	128,131
Nicholas J. Valeriani	52,500	75,000	(4)	127,500
Shirley A. Weis	67,913	75,000	(4)	142,913

(1)

As of December 31, 2018, the following non-employee directors had outstanding options and unvested shares of restricted stock: Dr. Gearen had 55,000 outstanding options and 17,647 shares of unvested restricted stock, Mr. McEachin, Mr. Selquist, Mr. Stolper, Mr. Sweeney, Mr. Thomas, Mr. Valeriani, and Ms. Weis each had 17,647 shares of unvested restricted stock.

(2)	Includes 2018 annual cash retainer fees for serving on our Board and committees of our Board.

(3)

Reflects the restricted stock award value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards are included in footnote 6 to our consolidated financial statements for the year ended December 31, 2018.

(4)	Reflects 17,647 restricted stock awards granted in 2018 at a stock value of $4.25.
(5)	Dr. Gearen is not standing for re-election at this year’s Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Shirley A. Weis (Committee Chair)

Mark D. Stolper

Paul G. Thomas

Nicholas J. Valeriani

President and Chief Executive Officer Pay Ratio

Mr. Farhat’s total reported compensation in 2018 was $1,219,629 as reflected in the Summary Compensation Table included in this Proxy. Mr. Farhat’s 2018 total annual compensation was approximately 24 times the median employee’s annual total compensation of $51,038. There was no material change in our employee population or compensation programs during 2018. As a result, the same median employee was used for both the 2017 and 2018 pay ratio comparisons. The median employee pay value represents compensation received from January 1, 2018 through December 31, 2018. The methodology used to identify the median employee uses the same pay components, as well as the same calculation methods and assumptions, disclosed in the Summary Compensation Table (including salary, bonus, stock awards, option awards, non-equity incentive plan compensation, deferred compensation earnings and other compensation). Compensation levels for permanent employees only working a partial year were annualized. All active employees were used in determining the median employee. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information as of the record date regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical Holdings, Inc., 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Camille I. Farhat (2)	1,110,619	1.5
Jonathon M. Singer (3)	339,230	*
John N. Varela (4)	174,983	*
Olivier M. Visa (5)	148,326	*
Johannes W. Louw (6)	124,646	*
Peter F. Gearen (7)	165,884	*
Jeffrey C. Lightcap (8)	17,668	*
Thomas A. McEachin (9)	85,746	*
Curt M. Selquist (10)	115,372	*
Mark D. Stolper (11)	66,784	*
Christopher R. Sweeney (12)	75,723	*
Paul G. Thomas (13)	75,723	*
Nicholas J. Valeriani (14)	86,723	*
Shirley A. Weis (15)	96,839	*

WSHP Biologics Holdings, LLC (16) 333 West Wacker Drive, Suite 2800 Chicago, Illinois 60606	15,152,761	17.1

Hayfin Capital Holdings Limited (17) c/o Hayfin Capital Management LLP One Eagle Place London, SW1Y 6AF, United Kingdom	5,631,026	7.6

PS Spine Holdco LLC (18) 505 Park Avenue, 14th Floor New York, New York 10022	5,019,083	6.8

Paradigm Capital Management Inc. (19) Nine Elk Street Albany, New York 12207	6,323,070	8.6

BlackRock Inc. (20) 55 East 52nd Street New York, New York 10022	5,007,470	6.8

Glen Capital Partners LLC (21) 800 South Street, Suite 160 Waltham, MA 02453	4,852,060	6.6

Dimensional Fund Advisors, LP (22) Building One, 6300 Bee Cave Road Austin, TX 78746	4,756,346	6.4

Krensavage Asset Management, LLC (23) 130 E. 59th Street, 11th Floor New York, New York 10022	3,852,567	5.2

All current executive officers and directors (15 persons) (24)	2,703,000	3.7

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after March 14, 2019 (the record date) are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

(2)	Includes 42,500 shares of unvested restricted stock which will vest on June 30, 2019, subject to Mr. Farhat’s compliance with the terms of the grant.
(3)

Includes currently-exercisable options to purchase 25,600 shares of our common stock and 166,943 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(4)

Includes currently-exercisable options to purchase 91,350 shares of our common stock and 40,134 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(5)

Includes 92,694 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(6)

Includes currently-exercisable options to purchase 85,287 shares of our common stock and 25,561 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(7)	Includes currently-exercisable options to purchase 25,000 shares of our common stock.
(8)	Includes 17,668 shares of unvested restricted stock which will vest on March 8, 2020. Mr. Lightcap joined the Board of Directors on March 8, 2019.
(9)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(10)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(11)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(12)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(13)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(14)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(15)	Includes 21,322 shares of unvested restricted stock which will vest on February 26, 2020.
(16)

WSHP Biologics Holdings, LLC is the record owner of 50,000 shares of Series A Preferred, which is convertible at the current conversion price of $4.39 per share into approximately 15,152,761 shares of Common Stock. The managing member of WSHP Biologics Holdings, LLC is the Water Street Fund, of which the sole general partner is Water Street Management. The sole general partner of Water Street Management is the Water Street GP. Due to their relationship with WSHP Biologics Holdings, LLC, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared voting power with respect to the Series A Preferred beneficially owned by the WSHP Biologics Holdings, LLC, and as a result, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared beneficial ownership of such shares of Series A Preferred. The individuals who serve on the Investment Committee of the Water Street GP are Timothy Dugan, James Connelly, Ned Villers, Kevin Swan, Robert Womsley, Peter Strothman and Christopher Sweeney.

(17)

The following entities may be deemed to beneficially own in the aggregate 5,631,026 shares of the Company’s common stock: (1) Hayfin Capital Holdings Limited (“Hayfin Capital”); (2) Hayfin Management Holdings Limited (“Hayfin Holdings”); (3) Hayfin SOF II GP Limited (“SOF II GP”); (4) Hayfin SOF II GP LP (“SOF II LP”); (5) Hayfin Special Opportunities Fund II (AIV I) LP (“AIV I”); (6) Hayfin Management Limited (“Hayfin Management”); (7) Hayfin Opal Holdings Limited (“Opal Holdings”); (8) Hayfin Opal LuxCo 3 Sarl (“Opal 3”); (9) Hayfin Special Opportunities Fund II (AIV IB) LP, LP (“AIV IB” and together with AIV I, the “AIV Funds”); (10) Hayfin SOF II USD Co-Invest LP (“SOF II Co-Invest”); (11) Hayfin Topaz GP Limited (“Topaz GP”); (12) Hayfin Topaz LP (“Topaz LP”); and (13) Hayfin Topaz LuxCo 3 SCA (“Topaz 3”) (collectively, the “Hayfin Entities”). Hayfin Capital is the direct owner of Hayfin Holdings, which is the direct owner of SOF II GP, which in turn is the general partner of SOF II Co-Invest and SOF II LP. SOF II LP is the general partner of each of the AIV Funds.

Hayfin Holdings is the direct owner of Hayfin Management, which in turn owns all of the voting power of Opal Holdings, which is in turn the indirect owner of Opal 3. Hayfin Holdings is the direct owner of Topaz GP, which is in turn the general partner of Topaz LP, which is turn the indirect owner of Topaz 3. Because Hayfin Capital has direct or indirect control over each of the Hayfin Entities, Hayfin Capital may be deemed to have voting and dispositive power with respect to shares of the Company’s common stock held by the Hayfin Entities. Each of the Hayfin Entities has expressly disclaimed beneficial ownership of the Company’s common stock.

(18)

PS Spine Holdco LLC received 5,098,588 shares of the Company’s common stock in connection with the closing of the transaction contemplated by the Master Transaction Agreement. Based on information provided to the Company, as of the Record Date, PS Spine Holdco LLC has sold 79,505 shares after the closing.

(19)	Information is derived from Amendment No. 6 to Schedule 13G, filed with the SEC on February 12, 2019 by Paradigm Capital Management Inc.
(20)	Information is derived from Amendment No. 10 to Schedule 13G, filed with the SEC on February 6, 2019 by BlackRock, Inc.
(21)

Information is derived from Schedule 13G, filed with the SEC on January 19, 2016 by Glen Capital Partners Focus Fund, LP (the “Fund”); Glen Capital Partners LLC (the “Manager”); Glen Capital Partners GP LLC (the “General Partner”); and Gregory L. Summe (“Mr. Summe”). As the sole member of the Manager and General Partner, Mr. Summe may be deemed to share voting and dispositive power with respect to the shares held by the Fund. Mr. Summe disclaims beneficial ownership of the shares of the Company’s common stock held by the Fund, except to the extent of his pecuniary interest therein.

(22)	Information is derived from Amendment No. 6 to Schedule 13G, filed with the SEC on February 8, 2019 by Dimensional Fund Advisors, LP.
(23)	Information is derived from Amendment No. 7 to Schedule 13D, filed with the SEC on February 14, 2019 by Krensavage Asset Management, LLC.
(24)

Includes options to purchase 227,237 shares of our common stock and 551,488 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of the end of the last fiscal year, the number of equity securities authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,692,037	$3.86	5,454,302
Equity compensation plans not approved by security holders	2,950,000	$3.20	—
Total	7,642,037	$3.61	5,454,302

Please see the above summary on page 36 under “Employment Agreement – Mr. Farhat” of the equity grants awarded to Mr. Farhat. Such equity grants were made as inducement grants and were not made under an equity compensation plan approved by RTI’s stockholders.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Towards this goal, the Audit Committee annually evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. As part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided by the Company’s independent registered public accounting firm, along with its capabilities and its knowledge of the Company and its industry.

Based on this evaluation, in February 2019, the Audit Committee approved the appointment of Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for 2019, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting.

We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche and its affiliates for the fiscal years ended December 31, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,270,000	$1,355,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,270,000	$1,355,000

Audit Fees

The aggregate fees billed by Deloitte & Touche and their respective affiliates for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2018 and 2017, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $1,270,000 and $1,355,000, respectively.

Audit-Related Fees

Deloitte & Touche rendered no professional services for audit-related services for the years ended December 31, 2018 or 2017.

Tax Fees

Deloitte & Touche rendered no professional services for tax fees for the years ended December 31, 2018 or 2017.

All Other Fees

Deloitte & Touche rendered no professional services for all other fees for the years ended December 31, 2018 and 2017.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Approval

We are asking you to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. We are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.”

If the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Mr. McEachin, Committee Chair, Mr. Stolper, and Ms. Weis. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee was updated in December 2017 and is available on our website at http://www.rtix.com/en_us/investors/corporate-governance. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2018, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche, the Company’s independent registered public accounting firm for 2018. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AS 1301, “Communication with Audit Committees,” and SEC Rule 2-01 and 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Deloitte & Touche the interim financial information included in the quarterly Form 10-Q prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2018 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,
Thomas A. McEachin (Committee Chair)
Mark D. Stolper
Shirley A. Weis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR

INDEPENDENCE

The Board of Directors of the Company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board of Directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

There were no related party transactions in 2018.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, has been provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315,

Deerfield, Illinois 60015

Telephone: (877) 343-6832

You can access our 2018 Form 10-K on our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2020 must be received by the Corporate Secretary at the address below no later than November 26, 2019 in order to be considered for inclusion in the Board of Directors’ proxy statement and form of proxy card relating to the 2020 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2020 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with written notice of such proposal by February 9, 2020. Proposals should be addressed to:

Corporate Secretary

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315,

Deerfield, Illinois 60015

NOTE: PORTIONS OF THIS APPENDIX INDICATED BY [****] ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAVE BEEN OMITTED FROM THIS APPENDIX. COMPLETE, UNREDACTED COPIES OF THIS APPENDIX HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS A PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

Appendix A

For purposes of the determination of “EBITDA” and “Adjusted EBITDA,” the reconciliation of GAAP net income to non-GAAP EBITDA and then to non-GAAP Adjusted EBITDA is as follows (please see below for an explanation of the adjustments that management excluded for purposes of all of the non-GAAP figures presented in this Appendix A):

Twelve Months Ended December 31, 2018
(In thousands) Actual
Net loss applicable to common shares	$(3,223)
Interest expense, net	2,736
Benefit for income taxes	(4,478)
Depreciation	10,619
Amortization of intangible assets	3,950

Non-GAAP EBITDA	9,604
Reconciling items impacting EBITDA:
Preferred dividend	2,120
Non-cash stock based compensation	4,745
Foreign exchange loss	35
Other reconciling items:
Inventory write-off	7,582
Inventory purchase price adjustment	594
Severance and restructuring costs	2,280
Loss on extinguishment of debt	309
Asset impairment and abandonments	4,515
Acquisition and integration expenses	4,943
Cardiothoracic closure business divestiture contingency consideration	(3,000)

Non-GAAP Adjusted EBITDA	$33,727

For purposes of the determination of “Adjusted Free Cash Flow,” the reconciliation of GAAP Free Cash Flow to Adjusted Free Cash Flow is as follows:

Twelve Months Ended December 31, 2018
(In thousands) Actual
GAAP Cash flows from operating activities	$16,774
Purchases of property, plant and equipment	(11,042)

GAAP free cash flow	5,732
Reconciling items impacting free cash flow:
Severance payments	3,605
Acquisition and integration payments	1,718

Adjusted free cash flow	$11,055

A-1

NOTE: PORTIONS OF THIS APPENDIX INDICATED BY [****] ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAVE BEEN OMITTED FROM THIS APPENDIX. COMPLETE, UNREDACTED COPIES OF THIS APPENDIX HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS A PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

For purposes of the determination of “Business Unit Contribution Margin,” the measurement calculation for the relevant business unit is as follows:

Twelve Months Ended December 31, 2018
(In thousands) Actual Contribution Margin
Revenues	$	[****]
Cost of goods sold		[****]

Gross profit		[****]
Distribution and marketing		[****]
Commissions		[****]

Contribution margin	$	[****]

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the years ended December 31, 2018. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

2018 Inventory write-off – These costs relate to an inventory write-off due to the rationalization of our international distribution infrastructure and an inventory write-off related to lower distributions and ultimate discontinuation of our map3® implant.

2018 Inventory purchase price adjustment – These costs relate to the purchase price effects of acquired Zyga inventory that was sold during the year ended December 31, 2018.

2018 Severance and restructuring costs – These costs relate to the reduction of our organizational structure, primarily driven by simplification of our international operating infrastructure, specifically our distribution model.

2018 Loss on extinguishment of debt – These costs relate to refinancing our debt.

2018 Asset impairment and abandonments – These costs relate to asset impairment and abandonment due to lower distributions and ultimate discontinuation of our map3® implant.

2018 Acquisition and integration expenses – These costs relate to acquisition and integration expenses due to the purchase of Zyga and the agreement to acquire Paradigm Spine.

2018 Cardiothoracic closure business divestiture contingency consideration – This adjustment represents the remaining cash contingency consideration received from the sale of substantially all of the assets of our CT Business to A&E.

A-2

RTI SURGICAL HOLDINGS, INC.

11621 RESEARCH CIRCLE

ALACHUA, FL 32615

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E67403-P22520	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RTI SURGICAL HOLDINGS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposal 2 and Proposal 3.
	☐	☐	☐

1. Election of Directors.
Nominees:

01) Camille I. Farhat	05) Paul G. Thomas

02) Jeffrey C. Lightcap	06) Nicholas J. Valeriani

03) Thomas A. McEachin	07) Shirley A. Weis

04) Mark D. Stolper

		For	Against	Abstain

2.	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”).	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

NOTE: In their discretion, the proxies may transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on Monday, April 29, 2019

The Annual Report to Stockholders and Notice and Proxy Statement dated March 25, 2019 are available at: http://www.proxydocs.com/RTIX

IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL YOUR CARD

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E67404-P22520

PROXY CARD	RTI SURGICAL HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, APRIL 29, 2019	PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned, a stockholder of RTI Surgical Holdings, Inc. (the “Corporation”), hereby constitutes and appoints CAMILLE I. FARHAT and JONATHON M. SINGER and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Monday, April 29, 2019, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side